Filed Pursuant to Rule 424(b)(3)

File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$100,000,000 iPath® Short Extended S&P 500® TR Index ETN

$100,000,000 iPath® Short Extended Russell 1000® TR Index ETN

$100,000,000 iPath® Short Extended Russell 2000® TR Index ETN

$100,000,000 iPath® Short Enhanced MSCI EAFE® Index ETN

$100,000,000 iPath® Short Enhanced MSCI Emerging Markets Index ETN

This pricing supplement relates to five series of iPath® Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. Each series of ETNs is linked to a leveraged participation in the inverse performance of one of the S&P 500® Total Return IndexTM (the “S&P 500 Index”), the Russell 1000® Total Return Index (the “Russell 1000 Index”), the Russell 2000® Total Return Index (the “Russell 2000 Index” and, together with the Russell 1000 Index, the “Russell Indices”), the MSCI EAFE® Net Total Return Index (the “EAFE Index”) or the MSCI Emerging Markets Net Total Return Index (the “EM Index” and, together with the EAFE Index, the “MSCI Indices”). In this pricing supplement, we refer to the S&P 500 Index, the Russell Indices and the MSCI Indices each as an “Index” and collectively as the “Indices”. The ETNs do not guarantee any return of principal at maturity or upon redemption and do not pay any interest during their term. Instead, unless an automatic termination event (as defined below) occurs, you will receive a cash payment in U.S. dollars at maturity or upon optional redemption based on a leveraged participation in the inverse performance of the Index to which your ETNs are linked, less a daily investor fee and less a daily index borrow cost (each of which accrues over time through the calculation of the T-Bill amount) and plus daily interest applied by Barclays Bank PLC, as described further herein. The principal terms of each series of ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: The principal amount per ETN is (a) $50, for the series of ETNs linked to each of the S&P 500 Index (the “S&P 500 ETNs”), the Russell 1000 Index (the “Russell 1000 ETNs”) and the Russell 2000 Index (the “Russell 2000 ETNs” and, together with the Russell 1000 ETNs, the “Russell ETNs”) and (b) $100 for the series of ETNs linked to each of the EAFE Index (the “MSCI EAFE ETNs”) and the EM Index (the “MSCI EM ETNs” and, together with the MSCI EAFE ETNs, the “MSCI ETNs”).

Inception and Issue Dates: The ETNs were first sold on November 29, 2010 (the “inception date”) and were first issued on December 2, 2010 (the “issue date”).

Maturity Date: November 30, 2020.

Secondary Market, CUSIP Number and ISIN: We have listed each series of ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbols listed below. The CUSIP number and ISIN for each series of ETNs are as follows:

Series	Ticker Symbol	CUSIP Number	ISIN
S&P 500 ETNs	SFSA	06740P700	US06740P7006
Russell 1000 ETNs	ROSA	06740P304	US06740P3047
Russell 2000 ETNs	RTSA	06740P502	US06740P5026
MSCI EAFE ETNs	MFSA	06740P882	US06740P8822
MSCI EM ETNs	EMSA	06740P866	US06740P8665

If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.

Underlying Index: The return on each series of ETNs is linked to a leveraged participation in the inverse performance of the Index to which those ETNs are linked. The S&P 500 Index is designed to provide an indication of the pattern of stock price movement in the U.S. equities market. The S&P 500 Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”). The Russell 1000 Index and the Russell 2000 Index are designed to track the performance of the large capitalization and small capitalization segments, respectively, of the U.S. equities market. The Russell Indices were developed by Frank Russell Company (“Russell”) and are calculated, maintained and published by Russell. The EAFE Index and the EM Index offer a representation of certain developed markets and emerging markets, respectively, by targeting all companies in certain specified countries with a market capitalization within the top 85% of their respective investable equity universe, subject to a global minimum size requirement. The MSCI Indices are part of the “MSCI Global Investable Market Indices”, which are calculated and maintained by MSCI, Inc. (“MSCI”). In this pricing supplement, we refer to S&P, Russell and MSCI collectively as the “index sponsors”.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the closing indicative note value of your ETNs on the final valuation date.

Closing Indicative Note Value: On the initial valuation date, the closing indicative note value per ETN for each series of ETNs will equal the relevant principal amount per ETN. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the closing indicative note value per ETN for each series of ETNs will equal (a) the applicable T-Bill amount on such calendar day minus (b) the applicable short index amount on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0.

T-Bill Amount: On the initial valuation date, the T-Bill amount per ETN for a series of ETNs will equal the principal amount per ETN for such series plus the applicable short index amount on the initial valuation date, which sum equals $200 per ETN for the S&P 500 ETNs and each series of the Russell ETNs and $300 per ETN for each series of the MSCI ETNs. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the T-Bill amount per ETN for a series of ETNs will equal (a) the applicable T-Bill amount on the immediately preceding calendar day plus (b) the applicable daily interest minus (c) the applicable daily investor fee minus (d) the applicable daily index borrow cost.

Short Index Amount: On the initial valuation date, the short index amount per ETN for a series of ETNs will equal the applicable initial leverage factor times the principal amount per ETN for such series, which product equals $150 per ETN for the S&P 500 ETNs and each series of the Russell ETNs and $200 per ETN for each series of the MSCI ETNs. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the short index amount per ETN for each series of ETNs will equal the product of (a) the applicable short index amount on the initial valuation date times (b) the applicable index performance factor on such calendar day.

Initial Leverage Factor: The initial leverage factor will equal (a) 3, with respect to the S&P 500 ETNs and each series of the Russell ETNs and (b) 2, with respect to each series of the MSCI ETNs.

Cover Page, continued:

Index Performance Factor: On the initial valuation date, the index performance factor for each series of ETNs will equal 1. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the index performance factor for each series of ETNs will equal (a) the closing level of the Index to which those ETNs are linked on such calendar day (or, if such a calendar day is not an index business day, the closing level of the relevant Index on the immediately preceding index business day) divided by (b) the closing level of such underlying Index on the initial valuation date.

Daily Interest: On the initial valuation date, the daily interest for each series of ETNs will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily interest per ETN for each series of ETNs will equal the product of (a) the applicable T-Bill amount on the immediately preceding calendar day times (b) the T-Bill rate divided by (c) 365. Because the daily interest is calculated and added to the T-Bill amount on a daily basis, the net effect of the daily interest accrues over time.

T-Bill Rate: The T-Bill rate will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

Daily Investor Fee: On the initial valuation date, the daily investor fee for each series of ETNs will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily investor fee per ETN for each series of ETNs will equal the product of (a) the applicable closing indicative note value on the immediately preceding calendar day times (b) the applicable fee rate divided by (c) 365. Because the daily investor fee is calculated as part of the T-Bill amount through which it is subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at a rate per year equal to the applicable fee rate specified below.

Fee Rate: The fee rate for each series of ETNs is as follows: 0.35% for the S&P 500 ETNs; 0.50% for each series of Russell ETNs; and 0.80% for each series of MSCI ETNs.

Daily Index Borrow Cost: On the initial valuation date, the daily index borrow cost for each series of ETNs will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily index borrow cost per ETN for each series of ETNs will equal the product of (a) the applicable short index amount on the immediately preceding calendar day times (b) the applicable borrow rate divided by (c) 365. Because the daily index borrow cost is calculated as part of the T-Bill amount and is subtracted from the closing indicative note value on a daily basis, the net effect of the daily index borrow cost accrues over time at a rate per year equal to the borrow rate.

Borrow Rate: The borrow rate for each series of ETNs is as follows: 0.50% for the S&P 500 ETNs; 1.00% for the Russell 1000 ETNs; 1.75% for the Russell 2000 ETNs; 1.75% for the MSCI EAFE ETNs; and 2.50% for the MSCI EM ETNs.

Optional Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Optional Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any optional redemption date during the term of the ETNs, subject to an intervening automatic termination event. If you redeem your ETNs, you will receive a cash payment in U.S. dollars for each ETN on the applicable optional redemption date in an amount equal to the closing indicative note value of your ETNs on the applicable valuation date. You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any optional redemption date.

Optional Redemption Date: An optional redemption date for each series of ETNs is the third business day following each valuation date (other than the final valuation date). The final optional redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Automatic Termination Event: We will automatically redeem a series of ETNs (in whole only, but not in part) if, on any calendar day prior to or on the final valuation date, the intraday indicative note value for that series is less than or equal to the applicable automatic termination level. We will redeem your ETNs on the automatic redemption date and will deliver a notice of redemption to The Depository Trust Company (“DTC”) in the form attached as Annex C that will specify such date. Upon such redemption, you will receive a cash payment in U.S. dollars equal to the automatic redemption value.

Automatic Termination Level: The automatic termination level for each series of ETNs is as follows: For the S&P 500 ETNs and the Russell 1000 ETNs, $10.00, or 20.00% of the principal amount of such ETNs; for the Russell 2000 ETNs, $15.00, or 30.00% of the principal amount of such ETNs; for the MSCI EAFE ETNs, $37.50, or 37.50% of the principal amount of such ETNs; and for the MSCI EM ETNs, $45.00, or 45.00% of the principal amount of such ETNs.

Automatic Termination Date: An automatic termination date for each series of ETNs is any calendar day on which an automatic termination event occurs.

Automatic Redemption Date: An automatic redemption date for each series of ETNs will be the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the automatic redemption date will be the fifth business day after the automatic redemption value is calculated.

Automatic Redemption Value: The automatic redemption value for each series of ETNs will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index to which such series is linked that are available as soon as practicable following the occurrence of an automatic termination event. The calculation agent will approximate the applicable intraday index performance factor on the basis of such quotations and calculate, in the manner described below under “Intraday Indicative Note Value”, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value. The automatic redemption value shall not be greater than the applicable automatic termination level for each ETN and shall not be less than $0 per ETN.

Intraday Indicative Note Value: The intraday indicative note value per ETN for each series of ETNs at any point in time will equal (a) the applicable T-Bill amount on the immediately preceding calendar day minus (b) the applicable intraday short index amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. During the hours on which trading is generally conducted on the NYSE Arca, the intraday indicative note value will be published by NYSE Arca every 15 seconds under the following ticker symbols: MFSA.IV for the S&P 500 ETNs; ROSA.IV for the Russell 1000 ETNs; RTSA.IV for the Russell 2000 ETNs; MFSA.IV for the MSCI EAFE ETNs; and EMSA.IV for the MSCI EM ETNs. As the intraday indicative note value is calculated using the T-Bill amount through the close of the immediately preceding calendar day, the intraday indicative note value calculated at any given time will not reflect the applicable daily investor fee, daily index borrow cost and daily interest that may have accrued over the course of the calendar day on which such intraday indicative note value is calculated.

Intraday Short Index Amount: The intraday short index amount per ETN for each series of ETNs will equal the product of (a) the applicable initial leverage factor times (b) the principal amount per ETN for such series times (c) the applicable intraday index performance factor.

Intraday Index Performance Factor: The intraday index performance factor for each series of ETNs will equal (a) the most recently published level of the Index to which those ETNs are linked divided by (b) the closing level of such Index on the initial valuation date.

Cover Page, continued:

Business Day: A business day with respect to any series of ETNs means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Valuation Date: A valuation date with respect to any series of ETNs means each trading day from November 29, 2010 to November 24, 2020, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to November 29, 2010 as the “initial valuation date” and November 24, 2020 as the “final valuation date”.

Trading Day: A trading day with respect to any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, and (3) trading is generally conducted on the markets on which the components of the Index to which that series of ETNs is linked are traded, in each case as determined by the calculation agent in its sole discretion.

Index Business Day: An index business day for each Index is a day on which the index sponsor of such Index publishes a closing value for such Index.

Because your investment in the ETNs is linked to the inverse performance of the Index underlying your ETNs, an increase in the level of the underlying Index will have a negative effect on the repayment amount, whereas a decrease in the level of the underlying Index will have a positive effect on the repayment amount. Because your investment in the ETNs is leveraged, any increase in the level of the applicable underlying Index will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption. Moreover, because the applicable daily investor fee and daily index borrow cost may substantially reduce the amount of your return at maturity or upon redemption, the level of the Index underlying your ETNs must decrease significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the level of the applicable underlying Index increases or does not decrease sufficiently to offset the negative effect of the applicable daily investor fee and daily index borrow cost, you will receive less than the principal amount of your investment at maturity or upon redemption.

If the level of the Index underlying your ETNs increases sufficiently to trigger an automatic termination event, your ETNs will be automatically redeemed at the automatic redemption value. Following the calculation of the automatic redemption value, you will not benefit from any subsequent decrease in the applicable Index level.

Sale to Public: We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. BlackRock Fund Distribution Company, a member of the Financial Industry Regulatory Authority, Inc., may receive a portion of the daily investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-21 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated August 5, 2011

Issued in denominations of $50 (S&P 500 ETNs and Russell ETNs) or $100 (MSCI ETNs)

PRICING SUPPLEMENT

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

-i-

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of five series of iPath® Exchange Traded Notes (the “ETNs”) that are linked to a leveraged participation in the inverse performance of one of the S&P 500® Total Return IndexTM (the “S&P 500 Index”), the Russell 1000® Total Return Index (the “Russell 1000 Index”), the Russell 2000® Total Return Index (the “Russell 2000 Index” and, together with the Russell 1000 Index, the “Russell Indices”), the MSCI EAFE® Net Total Return Index (the “EAFE Index”) or the MSCI Emerging Markets Net Total Return Index (the “EM Index” and, together with the EAFE Index, the “MSCI Indices”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt obligations of Barclays Bank PLC (the “Issuer”) and are linked to a leveraged participation in the inverse performance of one of the S&P 500 Index, the Russell 1000 Index, the Russell 2000 Index, the EAFE Index or the EM Index (each an “Index” and collectively “Indices”) over the term of the ETNs. Accordingly, the ETNs generally appreciate in value as the level of the underlying Index decreases, provided such decrease is sufficient to offset the negative effect of the applicable daily investor fee and daily index borrow cost

Each series of ETNs seeks to approximate the returns that might be available to investors through leveraged short sales of the equity securities underlying the Index to which that series ETNs is linked. Short selling is the practice of selling assets (e.g., equity securities) that have been borrowed from a third party lender with the intention of buying identical assets back at a later date to return to such lender. By doing so, the short seller seeks to benefit from an anticipated decline in the value of the assets between the sale and the repurchase, as the short seller would pay less to repurchase the assets than he had originally received on selling the borrowed assets. Conversely, a short seller will incur a loss if the value of the assets rises between the sale and the repurchase. In order to seek to replicate this short-selling strategy, the terms of each series of ETNs provide that, on each valuation date, an amount equal to the closing indicative note value is notionally leveraged through the short sale of equity securities included in the Index underlying that series of ETNs in an amount equal to the short index amount on the applicable valuation date. Investors are thus considered to have notionally borrowed equity securities worth an amount equal to the applicable short index amount from the Issuer and to have notionally sold such equity securities on the initial valuation date for cash, which, together with the amount invested, represents a notional investment in cash equal to the applicable T-Bill amount on the applicable valuation date. During the term of your ETNs, the applicable T-Bill amount accrues daily interest for the benefit of the investor at a rate referred to as the “T-Bill rate”, which seeks to represent an amount of interest that short-selling investors might receive if they were to invest the proceeds of the sale of equity securities into an interest-bearing bank account. Over the same term of the ETNs, the applicable T-Bill amount is reduced by (1) an accrued daily investor fee for the benefit of the Issuer and (2) an accrued daily index borrow cost, which is a charge on the value of the equity securities notionally sold short that seeks to represent the fees that a stock lender may charge a short-selling investor for lending the equity securities underlying the relevant Index for the term of the ETNs. Upon maturity or redemption, the equity securities underlying the relevant Index are then notionally repurchased by investors at their then current value using the notional cash represented by the applicable T-Bill amount and such borrowed equity securities are notionally delivered back to the Issuer. The payment at maturity or redemption under the ETNs, therefore, generally represents the profit or loss that the investor would receive by applying a short-selling strategy, after taking into account, and making assumptions for, accrued interest and accrued fees or costs that are commonly present in such short-selling strategies. In order to mitigate the risk to the Issuer that the value of the ETNs equals a negative value, an automatic early termination of the ETNs is provided for under the automatic termination event provisions hereunder.

The Indices

The Indices are as follows (for additional information on each Index, please see the section entitled “The Indices” in this pricing supplement):

•

The S&P 500 Index is designed to provide an indication of the pattern of stock price movement in the U.S. equities market. We refer to the ETNs linked to the S&P 500 Index as the “S&P 500 ETNs”. The S&P 500 ETNs will be issued in denominations of $50.

•

The Russell 1000 Index is designed to track the performance of the large capitalization segment of the U.S. equities market. We refer to the ETNs linked to the Russell 1000 Index as the “Russell 1000 ETNs”. The Russell 1000 ETNs will be issued in denominations of $50.

•

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equities market. We refer to the ETNs linked to the Russell 2000 Index as the “Russell 2000 ETNs” and to the Russell 1000 ETNs and the Russell 2000 ETNs collectively as the “Russell ETNs”. The Russell 2000 ETNs will be issued in denominations of $50.

•

The EAFE Index offers a representation of certain developed markets (Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and United Kingdom) by targeting all companies with a market capitalization within the top 85% of their investable equity universe, subject to a global minimum size requirement. We refer to the ETNs linked to the EAFE Index as the “MSCI EAFE ETNs”. The MSCI EAFE ETNs will be issued in denominations of $100.

•

The EM Index offers a representation of certain emerging markets (Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey) by targeting all companies with a market capitalization within the top 85% of their investable equity universe, subject to a global minimum size requirement. We refer to the ETNs linked to the EM Index as the “MSCI EM ETNs” and to the MSCI EAFE ETNs and the MSCI EM ETNs collectively as the “MSCI ETNs”. The MSCI EM ETNs will be issued in denominations of $100.

The S&P 500 Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”). The Russell Indices were developed by Frank Russell Company (“Russell”) and are calculated, maintained and published by Russell. The MSCI Indices are part of the “MSCI Global Investable Market Indices” calculated and maintained by MSCI, Inc. (“MSCI”). In this pricing supplement, we refer to S&P, Russell and MSCI collectively as the “index sponsors”.

Inception, Issuance and Maturity

The inception date is November 29, 2010. The ETNs were first issued on December 2, 2010, and are due on November 30, 2020.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the closing indicative note value of your ETNs on the final valuation date.

Payment Upon Optional Redemption

Up to the valuation date immediately preceding the final valuation date and subject to the occurrence of an intervening automatic termination event and to certain other restrictions, you may elect to redeem your ETNs on any optional redemption date during the term of the ETNs, provided that you present at least 25,000 ETNs of the same series for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs, you will receive a cash payment in U.S. dollars on the applicable optional redemption date, for each ETN, in an amount equal to the closing indicative note value of your ETNs on the applicable valuation date.

Payment Upon the Occurrence of an Automatic Termination Event

We will automatically redeem a series of ETNs (in whole only, but not in part) if, on any calendar day prior to or on the final valuation date, the intraday indicative note value of that series is less than or equal to the applicable automatic termination level. We will redeem your ETNs on the automatic redemption date and deliver a notice of redemption to The Depository Trust Company (“DTC”) in the form attached as Annex C specifying such date. Upon such redemption, you will receive a cash payment in U.S. dollars equal to the automatic redemption value per ETN.

The “closing indicative note value” per ETN for each series of ETNs on the initial valuation date will equal the relevant principal amount per ETN. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the closing indicative note value per ETN for each series of ETNs will equal (a) the applicable T-Bill amount on such calendar day minus (b) the applicable short index amount on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0. The closing indicative note value will be published by NYSE Arca on each valuation date under the following ticker symbols: S&P 500 ETNs—SFSA.RDNV; Russell 1000 ETNs—ROSA.RDNV; Russell 2000 ETNs—RTSA.RDNV; MSCI EAFE ETNs—MFSA.RDNV; MSCI EM ETNs—EMSA.RDNV.

The “T-Bill amount” per ETN for a series of ETNs on the initial valuation date will equal the principal amount per ETN for such series plus the applicable short index amount on the initial valuation date, which sum equals $200 per ETN for the S&P 500 ETNs and each series of the Russell ETNs and $300 per ETN for each series of the MSCI ETNs. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the T-Bill amount per ETN for a series of ETNs will equal (a) the applicable T-Bill amount on the immediately preceding calendar day plus (b) the applicable daily interest minus (c) the applicable daily investor fee minus (d) the applicable daily index borrow cost. The T-Bill amount will be published by NYSE Arca on each valuation date under the following ticker symbols: S&P 500 ETNs—SFSA.TBNV; Russell 1000 ETNs—ROSA.TBNV; Russell 2000 ETNs—RTSA.TBNV; MSCI EAFE ETNs—MFSA.TBNV; MSCI EM ETNs—EMSA.TBNV.

The “short index amount” per ETN for a series of ETNs on the initial valuation date will equal the applicable initial leverage factor times the principal amount per ETN for such series, which product equals $150 per ETN for the S&P 500 ETNs and each series of the Russell ETNs and $200 per ETN for each series of the MSCI ETNs. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the short index amount per ETN for each series of ETNs will equal the product of (a) the applicable short index amount on the initial valuation date times (b) the applicable index performance factor on such calendar day. The short index amount will be published by NYSE Arca on each valuation date under the following ticker symbols: S&P 500 ETNs—SFSA.IXNV; Russell 1000 ETNs—ROSA.IXNV; Russell 2000 ETNs—RTSA.IXNV; MSCI EAFE ETNs—MFSA.IXNV; MSCI EM ETNs—EMSA.IXNV.

The “initial leverage factor” will equal (a) 3, with respect to the S&P 500 ETNs and each series of the Russell ETNs and (b) 2, with respect to each series of the MSCI ETNs.

The “index performance factor” for each series of ETNs will equal 1 on the initial valuation date.

On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the index performance factor for each series of ETNs will equal (a) the closing level of the Index to which those ETNs are linked on such calendar day (or, if such a calendar day is not an index business day, the closing level of the relevant Index on the immediately preceding index business day) divided by (b) the closing level of such underlying Index on the initial valuation date.

The “daily interest” per ETN for each series of ETNs on the initial valuation date will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily interest per ETN for each series of ETNs will equal the product of (a) the applicable T-Bill amount on the immediately preceding calendar day times (b) the T-Bill rate divided by (c) 365. Because the daily interest is calculated and added to the T-Bill amount on a daily basis, the net effect of the daily interest accrues over time.

The “T-Bill rate” will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

The “daily investor fee” per ETN for each series of ETNs on the initial valuation date will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily investor fee per ETN for each series of ETNs will equal the product of (a) the applicable closing indicative note value on the immediately preceding calendar day times (b) the applicable fee rate divided by (c) 365. Because the daily investor fee is calculated as part of the T-Bill amount through which it is subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at a rate per year equal to the applicable fee rate specified below.

The “fee rate” for each series of ETNs is as follows: 0.35% for the S&P 500 ETNs; 0.50% for each series of Russell ETNs; and 0.80% for each series of MSCI ETNs.

The “daily index borrow cost” per ETN for each series of ETNs on the initial valuation date will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily index borrow cost per ETN for each series of ETNs will equal the product of (a) the applicable short index amount on the immediately preceding calendar day times (b) the applicable borrow rate divided by (c) 365. Because the daily index borrow cost is calculated as part of the T-Bill Amount and is subtracted from the closing indicative note value on a daily basis, the net effect of the daily index borrow cost accrues over time at a rate per year equal to the borrow rate.

The “borrow rate” for each series of ETNs is as follows: 0.50% for the S&P 500 ETNs; 1.00% for the Russell 1000 ETNs; 1.75% for the Russell 2000 ETNs; 1.75% for the MSCI EAFE ETNs; and 2.50% for the MSCI EM ETNs.

An “optional redemption date” for each series of ETNs is the third business day following each valuation date (other than the final valuation date). The final optional redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

The “automatic termination level” for each series of ETNs is as follows: For the S&P 500 ETNs and the Russell 1000 ETNs, $10.00, or 20.00% of the principal amount of such ETNs; for the Russell 2000 ETNs, $15.00, or 30.00% of the principal amount of such ETNs; for the MSCI EAFE ETNs, $37.50, or 37.50% of the principal amount of such ETNs; and for the MSCI EM ETNs, $45.00, or 45.00% of the principal amount of such ETNs.

An “automatic termination date” for each series of ETNs is any calendar day on which an automatic termination event occurs.

An “automatic redemption date” for each series of ETNs will be the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the automatic redemption date will be the fifth business day after the automatic redemption value is calculated.

The “automatic redemption value” for each series of ETNs will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index to which such series is linked that are available as soon as practicable following the occurrence of an automatic termination event. The calculation agent will approximate the applicable intraday index performance factor on the basis of such quotations and calculate, in the manner described below under “intraday indicative note value”, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value. The automatic redemption value shall not be greater than the applicable automatic termination level for each ETN and shall not be less than $0 per ETN.

The “intraday indicative note value” per ETN for each series of ETNs at any point in time will equal (a) the applicable T-Bill amount on the immediately preceding calendar day minus (b) the applicable intraday short index amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. During the hours on which trading is generally conducted on the NYSE Arca, the intraday indicative note value will be published by NYSE Arca every 15 seconds under the following ticker symbols: SFSA.IV for the S&P 500 ETNs; ROSA.IV for the Russell 1000 ETNs; RTSA.IV for the Russell 2000 ETNs; MFSA.IV for the MSCI EAFE ETNs; and EMSA.IV for the MSCI EM ETNs. As the intraday indicative note value is calculated using the T-Bill amount through the close of the immediately preceding calendar day, the intraday indicative note value calculated at any given time will not reflect the applicable daily investor fee, daily index borrow cost and daily interest that may have accrued over the course of the calendar day on which such intraday indicative note value is calculated.

The “intraday short index amount” per ETN for each series of ETNs will equal the product of (a) the applicable initial leverage factor times (b) the principal amount per ETN for such series times (c) the applicable intraday index performance factor.

The “intraday index performance factor” for each series of ETNs will equal (a) the most recently published level of the Index to which those ETNs are linked divided by (b) the closing level of such Index on the initial valuation date.

A “business day” with respect to any series of ETNs means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “valuation date” with respect to any series of ETNs means each trading day from November 29, 2010 to November 24, 2020, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to November 29, 2010 as the “initial valuation date” and November 24, 2020 as the “final valuation date”.

A “trading day” with respect to any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, and (3) trading is generally conducted on the markets on which the components of the Index to which that series of ETNs is linked are traded, in each case as determined by the calculation agent in its sole discretion.

An “index business day” for each Index is a day on which the index sponsor of such Index publishes a closing value for such Index.

We will not pay you interest during the term of the ETNs.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because your investment in the ETNs is linked to the inverse performance of the Index underlying your ETNs, an increase in the level of the underlying Index will have a negative effect on the repayment amount, whereas a decrease in the level of the underlying Index will have a positive effect on the repayment amount. Because your investment in the ETNs is leveraged, any increase in the level of the applicable underlying Index will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption. Moreover, because the applicable daily investor fee and daily index borrow cost may substantially reduce the amount of your return at maturity or upon redemption, the level of the Index underlying your ETNs must decrease significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the level of the applicable underlying Index increases or does not decrease sufficiently to offset the negative effect of the applicable daily investor fee and daily index borrow cost, you will receive less than the principal amount of your investment at maturity or upon redemption.

If the level of the Index underlying your ETNs increases sufficiently to trigger an automatic termination event, your ETNs will be automatically redeemed at the automatic redemption value. Following the calculation of the automatic redemption value, you will not benefit from any subsequent decrease in the applicable Index level.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative note value on the applicable valuation date, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable optional redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective, and we will not redeem your ETNs on the applicable optional redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. Additionally, if an automatic termination event occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the automatic redemption date at an amount equal to the automatic redemption value.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment and Potential Negative Effects of Leverage and Inverse Exposure—Because your investment in the ETNs is linked to a leveraged participation in the inverse performance of one of the Indices, any increase in the level of the Index underlying your ETNs will result in a significantly greater decrease in the repayment amount and may result in a payment at maturity or upon optional redemption that is less than your original investment or may result in an automatic redemption at an amount that is less than your original investment if an automatic termination event occurs. Moreover, if the level of the Index underlying your ETNs increases or does not decrease sufficiently to offset the negative effect of the daily investor fee and daily index borrow cost, you may receive less than your original investment in the ETNs at maturity or upon optional redemption.

•

Market Risk—The return on each series of ETNs is linked to a leveraged participation in the inverse performance of one of the Indices, each of which is linked to equity securities. Equity security prices may change unpredictably, affecting the level of the Index underlying your ETNs and, consequently, the value of your ETNs in unforeseeable ways.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•

A Trading Market for the ETNs May Not Exist—Although we have listed each series of the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs. If they do, however, they are not required to do so and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•

You are willing to accept the risk of a leveraged investment in general and of a leveraged investment linked to the inverse performance of the prices of the equity securities included in the Index underlying your ETNs in particular;

•

You are willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of the ETNs if the intraday indicative note value is equal to or less than the applicable automatic termination level;

•	You believe the level of the Index underlying your ETNs will decrease by an amount sufficient to offset the daily investor fee and daily index borrow cost during the term of the ETNs;

•	You seek an investment with a return linked to the inverse performance of the Index underlying your ETNs;

•	You do not seek current income from this investment;

•	You do not seek a guaranteed return of principal; and

•	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

The ETNs may not be a suitable investment for you if:

•

You are not willing to be exposed to a leveraged investment in general or to a leveraged investment linked to the inverse performance of the prices of the equity securities included in the Index underlying your ETNs in particular;

•

You are not willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of the ETNs if the intraday indicative note value is equal to or less than the applicable automatic termination level;

•

You believe the level of the Index underlying your ETNs will increase or will not decrease by an amount sufficient to offset the daily investor fee and daily index borrow cost during the term of the ETNs;

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from this investment;

•	You seek a guaranteed return of principal; or

•	You are not comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs, you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the relevant Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, the S&P 500 ETNs and the Russell 1000 ETNs should each be treated as described above. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat each of the Russell 2000 ETNs, the MSCI EAFE ETNs and the MSCI EM ETNs as described above. However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for your ETNs, see “Supplemental U.S. Federal Income Tax Considerations” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). As a result of Barclays Bank PLC’s ownership interest in BlackRock, Inc., BlackRock Fund Distribution Company is also deemed to have a conflict of interest within the meaning of NASD Rule 2720 in relation to this offering of ETNs. Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement with respect to Barclays Capital Inc. and to “Supplemental Plan of Distribution—Conflict of Interest” in this pricing supplement with respect to BlackRock Fund Distribution Company.

Hypothetical Examples

The following hypothetical examples show how the ETNs might have performed based on the performance of an Index as applied to eleven hypothetical periods of ten years, each presented on an annual basis. The hypothetical examples illustrate the effect of an inverse leveraged investment in an Index and the impact, on an annual accrued basis, of the daily interest, the daily investor fee and the daily index borrow cost on the payment at maturity or upon redemption. The figures presented in these hypothetical examples are intended to reflect the prevailing value of each relevant ETN term as of the relevant numbered anniversary date of the ETNs following the initial valuation date (indicated in Column A of each hypothetical example as “Year 0”).

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the components of the applicable underlying Index or the applicable underlying Index.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Indices and the hypothetical performance of the ETNs is not indicative of the future results of the Indices or the ETNs.

Example 1:

In this example, we assume a principal amount per ETN of $50, an automatic termination level of $15, an initial leverage factor of 3, a fee rate of 0.50%, a borrow rate of 1.75% and a constant T-Bill rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 2.00% per annum from a level 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 8,170.73 at the hypothetical ETN maturity.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$150.00	$0.00	$0.00	$0.00	$200.00	$50.00
1	9,800.00	0.9800	$147.00	$2.63	$2.00	$0.25	$199.12	$52.12
2	9,604.00	0.9604	$144.06	$2.58	$1.99	$0.26	$198.28	$54.22
3	9,411.92	0.9412	$141.18	$2.52	$1.98	$0.27	$197.47	$56.29
4	9,223.68	0.9224	$138.36	$2.47	$1.97	$0.28	$196.69	$58.33
5	9,039.21	0.9039	$135.59	$2.42	$1.96	$0.29	$195.94	$60.35
6	8,858.42	0.8858	$132.88	$2.38	$1.96	$0.30	$195.22	$62.34
7	8,681.26	0.8681	$130.22	$2.33	$1.95	$0.31	$194.53	$64.31
8	8,507.63	0.8508	$127.61	$2.28	$1.94	$0.32	$193.88	$66.26
9	8,337.48	0.8337	$125.06	$2.23	$1.94	$0.33	$193.25	$68.19
10	8,170.73	0.8171	$122.56	$2.19	$1.93	$0.34	$192.65	$70.09

Annualized Index Return			-2.00%		Index Total Return			-18.29%
Annualized Return on the ETNs			3.43%		Total Return on the ETNs			40.17%

Example 2:

In this example, we assume a principal amount per ETN of $100, an automatic termination level of $30, an initial leverage factor of 2, a fee rate of 0.80%, a borrow rate of 2.50% and a constant T-Bill rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 2.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 8,170.73 at the hypothetical ETN maturity.

Example 2 shows the effect of a different initial leverage factor, a different fee rate and a different borrow rate on the closing indicative note value, as compared to Example 1.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$200.00	$0.00	$0.00	$0.00	$300.00	$100.00
1	9,800.00	0.9800	$196.00	$4.97	$2.99	$0.79	$297.22	$101.22
2	9,604.00	0.9604	$192.08	$4.91	$2.97	$0.80	$294.48	$102.40
3	9,411.92	0.9412	$188.24	$4.80	$2.93	$0.81	$291.80	$103.56
4	9,223.68	0.9224	$184.47	$4.71	$2.90	$0.82	$289.18	$104.71
5	9,039.21	0.9039	$180.78	$4.61	$2.88	$0.83	$286.62	$105.83
6	8,858.42	0.8858	$177.17	$4.53	$2.86	$0.84	$284.11	$106.94
7	8,681.26	0.8681	$173.63	$4.43	$2.83	$0.85	$281.66	$108.04
8	8,507.63	0.8508	$170.15	$4.34	$2.80	$0.85	$279.27	$109.12
9	8,337.48	0.8337	$166.75	$4.25	$2.78	$0.86	$276.94	$110.19
10	8,170.73	0.8171	$163.41	$4.18	$2.77	$0.87	$274.65	$111.23

Annualized Index Return			-2.00%		Index Total Return			-18.29%
Annualized Return on the ETNs			1.07%		Total Return on the ETNs			11.23%

Example 3:

In this example, we assume a principal amount per ETN of $50, an automatic termination level of $10, an initial leverage factor of 3, a fee rate of 0.35%, a borrow rate of 0.50% and a constant T-Bill rate of 0.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 0.50% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 9,511.10 at the hypothetical ETN maturity.

Example 3 highlights that even if the underlying Index declines, the aggregate effect of the daily investor fee and the daily index borrow cost may result in a closing indicative note value at maturity that is less than the principal amount per ETN.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$150.00	$0.00	$0.00	$0.00	$200.00	$50.00
1	9,950.00	0.9950	$149.25	$0.75	$0.00	$0.17	$199.08	$49.83
2	9,900.25	0.9900	$148.50	$0.75	$0.00	$0.17	$198.16	$49.65
3	9,850.75	0.9851	$147.76	$0.74	$0.00	$0.17	$197.24	$49.48
4	9,801.50	0.9801	$147.02	$0.74	$0.00	$0.17	$196.33	$49.31
5	9,752.49	0.9752	$146.29	$0.74	$0.00	$0.17	$195.42	$49.14
6	9,703.73	0.9704	$145.56	$0.73	$0.00	$0.17	$194.52	$48.96
7	9,655.21	0.9655	$144.83	$0.73	$0.00	$0.17	$193.62	$48.79
8	9,606.93	0.9607	$144.10	$0.72	$0.00	$0.17	$192.73	$48.62
9	9,558.90	0.9559	$143.38	$0.72	$0.00	$0.17	$191.84	$48.46
10	9,511.10	0.9511	$142.67	$0.72	$0.00	$0.17	$190.95	$48.29

Annualized Index Return			-0.50%		Index Total Return			-4.89%
Annualized Return on the ETNs			-0.35%		Total Return on the ETNs			-3.43%

Example 4:

In this example, we assume a principal amount per ETN of $100, an automatic termination level of $30, an initial leverage factor of 2, a fee rate of 0.80%, a borrow rate of 2.50% and a constant T-Bill rate of 0.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level decreased by 2.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 8,170.73 at the hypothetical ETN maturity.

Example 4 shows the effect of a different initial leverage factor, fee rate and borrow rate on the closing indicative note value, as compared to Example 3 and demonstrates that even if the underlying Index declines, the aggregate effect of the daily investor fee and the daily index borrow cost may result in a closing indicative note value at maturity that is less than the principal amount per ETN.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$200.00	$0.00	$0.00	$0.00	$300.00	$100.00
1	9,800.00	0.9800	$196.00	$4.97	$0.00	$0.78	$294.25	$98.25
2	9,604.00	0.9604	$192.08	$4.91	$0.00	$0.77	$288.57	$96.49
3	9,411.92	0.9412	$188.24	$4.80	$0.00	$0.75	$283.02	$94.78
4	9,223.68	0.9224	$184.47	$4.71	$0.00	$0.74	$277.58	$93.10
5	9,039.21	0.9039	$180.78	$4.61	$0.00	$0.72	$272.24	$91.46
6	8,858.42	0.8858	$177.17	$4.53	$0.00	$0.71	$267.00	$89.83
7	8,681.26	0.8681	$173.63	$4.43	$0.00	$0.70	$261.87	$88.25
8	8,507.63	0.8508	$170.15	$4.34	$0.00	$0.69	$256.85	$86.69
9	8,337.48	0.8337	$166.75	$4.25	$0.00	$0.67	$251.92	$85.17
10	8,170.73	0.8171	$163.41	$4.18	$0.00	$0.66	$247.07	$83.66

Annualized Index Return			-2.00%		Index Total Return			-18.29%
Annualized Return on the ETNs			-1.77%		Total Return on the ETNs			-16.34%

Example 5:

In this example, we assume a principal amount per ETN of $50, an automatic termination level of $10, an initial leverage factor of 3, a fee rate of 0.35% and a borrow rate of 0.50%, which reflect the terms of the S&P 500 ETNs. We also assume a constant T-Bill rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to an Index level of 13,047.73 as of the end of the ninth year of performance. The Index level subsequently continued to increase by such an extent that an automatic termination event occurred on the 183rd calendar day of the tenth year following the initial valuation date. At the time of such hypothetical automatic termination event, the intraday level of the Index had increased by 33.49% from the Index level at the initial valuation date.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.00	150.00	0.00	0.00	0.00	200.00	50.00
1	10,300.00	1.03	154.50	0.75	2.01	0.18	201.08	46.58
2	10,609.00	1.06	159.14	0.77	2.02	0.17	202.16	43.03
3	10,927.27	1.09	163.91	0.80	2.03	0.15	203.24	39.33
4	11,255.09	1.13	168.83	0.82	2.04	0.14	204.32	35.49
5	11,592.74	1.16	173.89	0.84	2.05	0.13	205.40	31.50
6	11,940.52	1.19	179.11	0.87	2.06	0.11	206.48	27.37
7	12,298.74	1.23	184.48	0.90	2.07	0.10	207.55	23.07
8	12,667.70	1.27	190.02	0.92	2.08	0.08	208.63	18.61
9	13,047.73	1.30	195.72	0.95	2.09	0.07	209.70	13.99

Year	Intraday Index Level	Intraday Index Performance Factor	Intraday Short Index Amount	Index Borrow Cost YTD	Interest YTD	Investor Fees YTD	T-Bill Amount	Intraday Indicative Note Value
Intraday on Calendar Day 183 Year 10	13,349.42	1.3349	$200.24	$0.48	$1.05	$0.03	$210.24	$10.00

Annualized Index Return:			3.09%	Total Return on the Index:				33.49%
Automatic Redemption Value			$0 to $10	Total Return on the ETNs:				-100% to -80%

Example 6:

In this example, we assume a principal amount per ETN of $50, an automatic termination level of $10, an initial leverage factor of 3, a fee rate of 0.50% and a borrow rate of 1.00%, which reflect the terms of the Russell 1000 ETNs. We also assume a constant T-Bill rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to an Index level of 12,667.70 as of the end of the eighth year of performance. The Index level subsequently continued to increase by such an extent that an automatic termination event occurred on the 183rd calendar day of the ninth year following the initial valuation date. At the time of such hypothetical automatic termination event, the intraday level of the Index had increased by 27.60% from the Index level at the initial valuation date.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$150.00	$0.00	$0.00	$0.00	$200.00	$50.00
1	10,300.00	1.0300	$154.50	$1.50	$2.00	$0.25	$200.25	$45.75
2	10,609.00	1.0609	$159.14	$1.55	$2.01	$0.23	$200.48	$41.35
3	10,927.27	1.0927	$163.91	$1.59	$2.01	$0.21	$200.69	$36.78
4	11,255.09	1.1255	$168.83	$1.64	$2.01	$0.18	$200.87	$32.05
5	11,592.74	1.1593	$173.89	$1.69	$2.01	$0.16	$201.03	$27.14
6	11,940.52	1.1941	$179.11	$1.74	$2.02	$0.14	$201.17	$22.06
7	12,298.74	1.2299	$184.48	$1.79	$2.01	$0.11	$201.28	$16.80
8	12,667.70	1.2668	$190.02	$1.84	$2.01	$0.08	$201.36	$11.35

Year	Intraday Index Level	Intraday Index Performance Factor	Intraday Short Index Amount	Index Borrow Cost YTD	Interest YTD	Investor Fees YTD	T-Bill Amount	Intraday Indicative Note Value
Intraday on Calendar Day 183 of Year 9	12,760.41	1.2760	$191.41	$0.92	$1.01	$0.04	$201.41	$10.00

Annualized Index Return:			2.90%	Total Return on the Index:				27.60%
Automatic Redemption Value			$0 to $10	Total Return on the ETNs:				-100% to -80%

Example 7:

In this example, we assume a principal amount per ETN of $50, an automatic termination level of $15, an initial leverage factor of 3, a fee rate of 0.50% and a borrow rate of 1.75%, which reflect the terms of the Russell 2000 ETNs. We also assume a constant T-Bill rate of 2.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to an Index level of 11,592.74 as of the end of the fifth year of performance. The Index level subsequently continued to increase by such an extent that an automatic termination event occurred on the 183rd calendar day of the sixth year following the initial valuation date. At the time of such hypothetical automatic termination event, the intraday level of the Index had increased by 19.61% from the Index level at the initial valuation date.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$150.00	$0.00	$0.00	$0.00	$200.00	$50.00
1	10,300.00	1.0300	$154.50	$2.63	$2.00	$0.25	$199.12	$44.62
2	10,609.00	1.0609	$159.14	$2.71	$1.99	$0.22	$198.18	$39.05
3	10,927.27	1.0927	$163.91	$2.78	$1.98	$0.19	$197.18	$33.27
4	11,255.09	1.1255	$168.83	$2.87	$1.97	$0.16	$196.12	$27.29
5	11,592.74	1.1593	$173.89	$2.95	$1.96	$0.13	$194.98	$21.09

Year	Intraday Index Level	Intraday Index Performance Factor	Intraday Short Index Amount	Index Borrow Cost YTD	Interest YTD	Investor Fees YTD	T-Bill Amount	Intraday Indicative Note Value
Intraday on Calendar Day 183 of Year 6	11,961.14	1.1961	$179.42	$1.48	$0.98	$0.07	$194.42	$15.00

Annualized Index Return:			3.30%	Total Return on the Index:				19.61%
Automatic Redemption Value			$0 to $15	Total Return on the ETNs:				-100% to -70%

Example 8:

In this example, we assume a principal amount per ETN of $100, an automatic termination level of $37.50, an initial leverage factor of 2, a fee rate of 0.80% and a borrow rate of 1.75%, which reflect the terms of the MSCI EAFE ETNs. We also assume a constant T-Bill rate of 2.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to an Index level of 12,298.74 as of the end of the seventh year of performance. The Index level subsequently continued to increase by such an extent that an automatic termination event occurred on the 183rd calendar day of the eighth year following the initial valuation date. At the time of such hypothetical automatic termination event, the intraday level of the Index had increased by 25.61% from the Index level at the initial valuation date.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$200.00	$0.00	$0.00	$0.00	$300.00	$100.00
1	10,300.00	1.0300	$206.00	$3.50	$2.99	$0.79	$298.70	$92.70
2	10,609.00	1.0609	$212.18	$3.61	$2.99	$0.74	$297.33	$85.15
3	10,927.27	1.0927	$218.55	$3.71	$2.97	$0.68	$295.91	$77.37
4	11,255.09	1.1255	$225.10	$3.82	$2.95	$0.61	$294.43	$69.32
5	11,592.74	1.1593	$231.85	$3.94	$2.94	$0.55	$292.87	$61.02
6	11,940.52	1.1941	$238.81	$4.07	$2.93	$0.48	$291.25	$52.44
7	12,298.74	1.2299	$245.97	$4.18	$2.90	$0.41	$289.56	$43.59

Year	Intraday Index Level	Intraday Index Performance Factor	Intraday Short Index Amount	Index Borrow Cost YTD	Interest YTD	Investor Fees YTD	T-Bill Amount	Intraday Indicative Note Value
Intraday on Calendar Day 183 of Year 8	12,560.99	1.2561	$251.22	$2.09	$1.45	$0.21	$288.72	$37.50

Annualized Index Return:			3.08%	Total Return on the Index:				25.61%
Automatic Redemption Value			$0 to $37.50	Total Return on the ETNs:				-100% to -62.50%

Example 9:

In this example, we assume a principal amount per ETN of $100, an automatic termination level of $45, an initial leverage factor of 2, a fee rate of 0.80% and a borrow rate of 2.50%, which reflect the terms of the MSCI EM ETNs. We also assume a constant T-Bill rate of 2.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 3.00% per annum from a level of 10,000.00 (the initial Index level for purposes of this example) to an Index level of 11,592.74 as of the end of the fifth year of performance. The Index level subsequently continued to increase by such an extent that an automatic termination event occurred on the 183rd calendar day of the sixth year following the initial valuation date. At the time of such hypothetical automatic termination event, the intraday level of the Index had increased by 19.12% from the Index level at the initial valuation date.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$200.00	$0.00	$0.00	$0.00	$300.00	$100.00
1	10,300.00	1.0300	$206.00	$5.00	$2.99	$0.79	$297.20	$91.20
2	10,609.00	1.0609	$212.18	$5.16	$2.97	$0.72	$294.28	$82.10
3	10,927.27	1.0927	$218.55	$5.30	$2.93	$0.64	$291.26	$72.71
4	11,255.09	1.1255	$225.10	$5.46	$2.90	$0.57	$288.12	$63.02
5	11,592.74	1.1593	$231.85	$5.63	$2.86	$0.49	$284.87	$53.01

Year	Intraday Index Level	Intraday Index Performance Factor	Intraday Short Index Amount	Index Borrow Cost YTD	Interest YTD	Investor Fees YTD	T-Bill Amount	Intraday Indicative Note Value
Intraday on Calendar Day 183 of Year 6	11,912.04	1.1912	$238.24	$2.81	$1.43	$0.25	$283.24	$45.00

Annualized Index Return:			3.23%	Total Return on the Index:				19.12%
Automatic Redemption Value			$0 to $45	Total Return on the ETNs:				-100% to -55%

Example 10:

In this example, we assume a principal amount per ETN of $50, an automatic termination level of $15, an initial leverage factor of 3, a fee rate of 0.50%, a borrow rate of 1.75% and a constant T-Bill rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 1.00% per annum from a level 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 11,046.22 at the hypothetical ETN maturity.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$150.00	$0.00	$0.00	$0.00	$200.00	$50.00
1	10,100.00	1.0100	$151.50	$2.63	$2.00	$0.25	$199.12	$47.62
2	10,201.00	1.0201	$153.02	$2.66	$1.99	$0.24	$198.22	$45.20
3	10,303.01	1.0303	$154.55	$2.68	$1.98	$0.22	$197.30	$42.75
4	10,406.04	1.0406	$156.09	$2.70	$1.97	$0.21	$196.35	$40.26
5	10,510.10	1.0510	$157.65	$2.73	$1.96	$0.20	$195.38	$37.73
6	10,615.20	1.0615	$159.23	$2.77	$1.95	$0.19	$194.38	$35.15
7	10,721.35	1.0721	$160.82	$2.79	$1.94	$0.17	$193.36	$32.54
8	10,828.57	1.0829	$162.43	$2.81	$1.93	$0.16	$192.31	$29.88
9	10,936.85	1.0937	$164.05	$2.84	$1.92	$0.15	$191.24	$27.19
10	11,046.22	1.1046	$165.69	$2.88	$1.91	$0.13	$190.14	$24.45

Annualized Index Return			1.00%		Index Total Return			-10.46%
Annualized Return on the ETNs			-6.91%		Total Return on the ETNs			-51.11%

Example 11:

In this example, we assume a principal amount per ETN of $100, an automatic termination level of $45, an initial leverage factor of 2, a fee rate of 0.80%, a borrow rate of 2.50% and a constant T-Bill rate of 1.00% throughout the term of the ETNs.

In the following hypothetical example, the Index level increased by 1.00% per annum from a level 10,000.00 (the initial Index level for purposes of this example) to a final Index level of 11,046.22 at the hypothetical ETN maturity.

A	B	C	D	E	F	G	H	I
Year	Index Level	Index Performance Factor	Short Index Amount	Annual Index Borrow Cost	Annual Interest	Annual Investor Fees	T-Bill Amount	Closing Indicative Note Value
A	B	B / Initial Index Level	Initial Short Index Amount X C	Annual Total	Annual Total	Annual Total	Running Total	H - D
0	10,000.00	1.0000	$200.00	$0.00	$0.00	$0.00	$300.00	$100.00
1	10,100.00	1.0100	$202.00	$5.00	$2.99	$0.79	$297.20	$95.20
2	10,201.00	1.0201	$204.02	$5.06	$2.97	$0.75	$294.35	$90.33
3	10,303.01	1.0303	$206.06	$5.10	$2.93	$0.71	$291.46	$85.40
4	10,406.04	1.0406	$208.12	$5.15	$2.90	$0.67	$288.54	$80.42
5	10,510.10	1.0510	$210.20	$5.20	$2.87	$0.63	$285.58	$75.38
6	10,615.20	1.0615	$212.30	$5.27	$2.85	$0.59	$282.56	$70.26
7	10,721.35	1.0721	$214.43	$5.31	$2.81	$0.55	$279.52	$65.09
8	10,828.57	1.0829	$216.57	$5.36	$2.78	$0.51	$276.43	$59.86
9	10,936.85	1.0937	$218.74	$5.41	$2.75	$0.47	$273.30	$54.56
10	11,046.22	1.1046	$220.92	$5.48	$2.72	$0.42	$270.11	$49.19

Annualized Index Return			1.00%		Index Total Return			-10.46%
Annualized Return on the ETNs			-6.85%		Total Return on the ETNs			-50.81%

RISK FACTORS

The ETNs are unsecured indebtedness of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on a series of ETNs is linked to a leveraged participation in the inverse performance of the Index underlying those ETNs. Investing in a series of ETNs is not equivalent to directly short selling the equity securities included in the underlying Index or the underlying Index itself. See “The Indices” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

Risks Associated with All Series of ETNs

Your ETNs are Linked to the Inverse Performance of Their Underlying Index

Your investment in a series ETNs is linked to the inverse, or “short”, performance of the Index underlying those ETNs. Therefore, notwithstanding the gains resulting from the daily interest and the negative effect of the daily investor fee and daily index borrow cost, your ETNs will generally appreciate as the level of the underlying Index decreases and will decrease in value as the level of the underlying Index increases. You may lose some or all of your investment if the level of the underlying Index increases over the term of your ETNs.

Leverage Increases the Sensitivity of Your ETNs to Changes in the Value of the Underlying Index

Because your investment in the ETNs is leveraged, changes in the level of the Index underlying your ETNs will have a greater impact on the payout on your ETNs than on a payout on securities that are not so leveraged. In particular, any increase in the level of the underlying Index will result in a significantly greater decrease in your payment at maturity or upon redemption, and you will suffer losses on your investment in the ETNs substantially greater than you would if your ETNs did not contain a leverage component. Accordingly, as a result of this leverage component and without taking into account the positive effect of the daily interest and the negative effect of the daily investor fee and the daily index borrow cost, if the level of the Index underlying your ETNs increases by a fixed percentage of the applicable principal amount of your ETNs such that the intraday indicative note value declines or falls below the applicable automatic termination level, an automatic termination event will be triggered. If, however, the negative effect of the daily investor fee and the daily index borrow cost is taken into account in calculating the indicative intraday note value, it is possible that an automatic termination event will be triggered even if the relevant Index has declined by significantly less than this fixed percentage. See “Hypothetical Examples—Example #7” on page PS-16 for a hypothetical example where the applicable automatic termination level is 30.00% and the Index increases by 19.61%, and an automatic termination event for the ETNs is nevertheless triggered.

Moreover, this pricing supplement relates to five different series of ETNs, and each series of ETNs has different note economics. For example, the initial leverage factor with respect to the S&P 500 ETNs and each series of the Russell ETNs is 3, while an automatic termination event is triggered when the intraday indicative note value is less than or equal to 20.00% of the principal amount of the S&P 500 ETNs and the Russell 1000 ETNs and 30.00% of the principal amount of the Russell 2000 ETNs. On the other hand, the initial leverage factor with respect to each series of the MSCI ETNs is 2, while an automatic termination event is triggered when the intraday indicative note value is less than or equal to 37.50% of the principal amount of the MSCI EAFE ETNs and 45.00% of the principal amount of the MSCI EM ETNs. The different note economics will have a significant impact on the value of your ETNs, and you should carefully consider the features of each series of ETNs described in this pricing supplement before investing in one or more of them.

Unlike Certain Inverse Leveraged Exchange Traded Funds, Your ETNs Do Not Include a Daily “Reset” Mechanism, and Accordingly the Daily Performance of the ETNs Does Not Reflect a Compounded Return

Your ETNs operate differently than certain inverse leveraged exchange traded funds

(“ETFs”) that have a daily “reset” mechanism that seeks to provide investors in such ETFs a return based on a fixed multiple of the inverse performance of an underlying reference asset on a given day. The “reset” mechanism of such ETFs is applied so that the return on investments in such ETFs will correspond to a fixed multiple (e.g., negative three times) of the daily return on the underlying reference asset on any given day, before fees and expenses. The reset mechanism of such leveraged ETFs has the impact of compounding the performance of the underlying reference asset on a daily basis. This compounding effect can be positive for the investor, particularly if there are consistently negative returns each day for the underlying reference asset.

Your ETNs do not operate in this manner, as they do not have a daily reset mechanism. Nor do your ETNs target a fixed multiple (e.g., negative three times) of the daily return in the performance of the underlying Index. Instead, each series of ETNs is designed to target a return of a multiple (represented by the initial leverage factor applicable to that series) of the inverse performance of the Index underlying that series of ETNs over the term of the ETNs. As a consequence, the daily returns on the inverse performance of the relevant Index are not compounded.

The Ratio Between the Value of Your ETNs and the Notional Exposure of Each ETN to the Underlying Index Will Fluctuate During the Term of Your ETNs

As mentioned in the previous risk factor, your ETNs do not incorporate a “reset” mechanism that regularly adjusts the notional exposure to the performance of the underlying Index in order to achieve certain short-term performance characteristics, such as delivering a fixed daily multiple of Index percentage returns. Such “reset” mechanisms typically act to keep a constant ratio between the value of each security and the exposure to the relevant index underlying such security.

Since your ETNs do not “reset” in this manner, the extent to which your ETNs participate in the inverse performance of the underlying Index, as measured by multiples of daily percentage returns or, equivalently, as measured by the ratio between the notional exposure to the performance of the underlying Index and the value of each ETN, is likely to differ from a multiple equal to the relevant initial leverage factor. Consequently, both on any given day and over longer periods, your investment in the ETNs may underperform compared to a comparable investment where the daily return tracks a multiple equal to the relevant initial leverage factor of the performance of the underlying reference asset. For more information on how you will be able to obtain an indication of the participation of a series of ETNs in the performance of the Index underlying those ETNs on a daily basis, see “Valuation of the ETNs—Participation”.

We Will Automatically Redeem Your ETNs if, on Any Calendar Day Prior to or On the Final Valuation Date, the Intraday Indicative Note Value of the ETNs is Less Than or Equal to the Applicable Automatic Termination Level

If, on any calendar day prior to or on the final valuation date, the intraday indicative note value of a series of ETNs becomes less than or equal to the applicable automatic termination level, an automatic termination event will be deemed to have occurred and that series of ETNs will be automatically redeemed (in whole but not in part) in an amount equal to the applicable automatic redemption value. Upon the occurrence of an automatic termination event, the applicable series of ETNs will be automatically redeemed even if the intraday indicative note value subsequently exceeds the automatic termination level at any time after the occurrence of the automatic termination event. The automatic redemption value for each series of ETNs will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index to which such series is linked that are available as soon as practicable following the occurrence of an automatic termination event. The calculation agent will approximate the applicable intraday index performance factor on the basis of such quotations and calculate, in the manner described above, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value. The automatic redemption value shall not be greater than the applicable automatic termination level and shall not be less than $0 per ETN.

The Occurrence of an Automatic Termination Event May Adversely Affect the Value of, and the Ability to Sell or Redeem, the ETNs

As discussed above, we will automatically redeem a series of ETNs (in whole but not in part) upon the occurrence of an automatic termination event. The payment you receive following the redemption of your ETNs in this situation will be significantly less than the principal amount of your ETNs and, if the level of the Index continues to increase precipitously from the occurrence of the automatic termination event to the time at which the calculation agent determines the automatic redemption value, may equal $0. The automatic redemption of a series of ETNs upon the occurrence of automatic termination event may adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following the occurrence of an automatic termination event. Additionally, if you elect to redeem your ETNs and an automatic termination event occurs after your election but prior to the close of business on the applicable valuation date, your election to redeem will be deemed ineffective, and your ETNs will be automatically redeemed on the automatic redemption date at an amount equal to the applicable automatic redemption value.

If an Automatic Termination Event Occurs, Your Payment on the Automatic Redemption Date May Be Less Than the Intraday Indicative Note Value at the Time of the Automatic Termination Event

As discussed above, we will automatically redeem a series of ETNs (in whole but not in part) if the intraday indicative note value of the ETNs of that series becomes less than or equal to the applicable automatic termination level. The intraday indicative note value is based on the latest published level of the underlying Index. After the occurrence of an automatic termination event, the calculation agent will determine the automatic redemption value in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities included in the underlying Index that are available as soon as practicable following the occurrence of an automatic termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value. It is possible that the market prices of the relevant equity securities included in the underlying Index may vary significantly between the time of the automatic termination event and the time the automatic redemption value is calculated, including potentially as a result of our trading activities during this period, as described further in the risk factor “Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Equity Securities Underlying Any of the Indices or Instruments Linked to the Indices or the Equity Securities Underlying the Indices May Also Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs”. As a result, you may receive a payment following an automatic termination event that is significantly less than the applicable automatic termination level. The minimum automatic redemption value is $0 per ETN, meaning that you can lose up to your entire principal amount following the occurrence of an automatic termination event.

Your Payment at Maturity or Upon Redemption Will Be Significantly Reduced by the Effect of the Daily Investor Fee and the Daily Index Borrow Cost, Regardless of the Performance of the Index Underlying your ETNs

Your payment at maturity or upon redemption will be significantly reduced by the effect of the applicable daily investor fee and the daily index borrow cost on the closing indicative note value of your ETNs. The daily investor fee is compounded daily and will increase annually at the applicable fee rate throughout the term of the ETNs. The daily index borrow cost, which seeks to represent the fees that a stock lender may charge a short-seller for lending the equity securities underlying the Index underlying your ETNs, is compounded daily and will increase annually at the applicable borrow rate throughout the term of the ETNs. As such, the level of the underlying Index must decrease significantly in order to offset the effect of the applicable daily investor fee and the daily index borrow cost. If the level of the underlying Index does not decrease sufficiently, your return at maturity or upon redemption may be less than that of a comparable investment in securities with lower fees and costs may also be less than the principal amount of your investment in the ETNs.

The Daily Investor Fee and the Daily Index Borrow Cost May Be Greater Than, the Fees and Costs You May Accrue in Connection With an Alternative Investment

The closing indicative note value, and therefore your payment at maturity or upon redemption, is reduced by the deduction of the applicable daily investor fee and the daily index borrow cost. See “Your Payment at Maturity or Upon Redemption Will Be Significantly Reduced by the Effect of the Daily Investor Fee and the Daily Index Borrow Cost, Regardless of the Performance of the Index Underlying your ETNs” above for more information regarding the calculation of the applicable daily investor fee and the daily index borrow cost. If the applicable daily investor fee and the daily index borrow cost are greater than the fees and costs you may have otherwise incurred or accrued in connection with an alternative investment in the underlying Index over the same term, your return on the ETNs may be less than your return on such alternative investment.

The Daily Index Borrow Cost May Be Greater Than Financing Costs That You Would Incur If You Borrowed the Equity Securities Underlying the Index Underlying Your ETNs From a Third Party

The daily index borrow cost seeks to compensate the Issuer for providing investors with the potential to receive a leveraged participation in movements in the level of the underlying Index and is intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow the equity securities underlying the Index underlying your ETNs at a similar rate from a third party for the term of the ETNs. However, there is no guarantee that the daily index borrow cost will correspond to the lowest level of borrowing costs that may be available to you. If the cumulative effect of the daily index borrow cost exceeds the costs and any associated fees you could otherwise incur or accrue from borrowing the relevant equity securities from a third party for the same time period, your return on the ETNs may be less than your return on an investment in a different instrument linked to the performance of the underlying Index where you used equity securities borrowed on more favorable terms from the third party to leverage your investment in such instrument.

Changes in the Treasury Bill Yield May Affect the Value of Your ETNs

The value of the ETNs is linked, in part, to the rate of interest that could be earned on an investment of the value of the ETNs at the T-Bill rate, which comprises the weekly investment rate for 28-day U.S. Treasury bills (as described in further detail under “Specific Terms of the ETNs”). Changes in the prevailing weekly investment rate for 28-day U.S. Treasury bills, and therefore the T-Bill rate, may affect the amount payable on your ETNs at maturity or upon redemption and, therefore, the market value of your ETNs. Any decrease in T-Bill rate will decrease the daily interest and the closing indicative note value and will, therefore, adversely affect the amount payable on your ETNs at maturity or upon redemption.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on your ETNs at maturity, upon optional redemption or upon redemption following an automatic termination event and calculate the intraday indicative note value, the calculation of which determines whether an automatic termination event has occurred. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If an index sponsor were to discontinue or suspend calculation or publication of an Index, it may become difficult to determine the market value of the ETNs linked to that Index. If events such as these occur, or if the level of the Index underlying your ETNs is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of that Index or to postpone the relevant valuation date or the maturity date. The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such determination.

The Policies of an Index Sponsor and Changes That Affect the Composition and Valuation of the Index Underlying Your ETNs Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of an index sponsor concerning the calculation of the level of the Index underlying your ETNs and any additions, deletions or substitutions of equity securities and the manner in which changes affecting the equity securities are reflected in that Index, could affect the level of that Index and, therefore, the amount payable on your ETNs at maturity or upon redemption and the market value of your ETNs prior to maturity.

An index sponsor can add, delete or substitute the equity securities underlying its Index or make other methodological changes that could change the level of its Index. The changing of equity securities included in an Index may affect that Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, an index sponsor may alter, discontinue or suspend calculation or dissemination of its Index. Any of these actions could adversely affect the value of ETNs linked to an affected Index. An index sponsor has no obligation to consider your interests in calculating or revising its Index. See “The Indices” below.

If events such as these occur, or if the level of an Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of that Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Market Disruption Events” and “Specific Terms of the ETNs—Role of Calculation Agent”.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsors and Are Not Responsible for Their Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with any index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding methods or policies relating to the calculation of any of its Indices in its capacity as the sponsor of any of its Indices. None of the index sponsors is under any obligation to continue to calculate any of its Indices or required to calculate any successor index. If the relevant index sponsor discontinues or suspends the calculation of any of the Indices, it may become difficult to determine the value of the ETNs linked to that Index or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the discontinued or suspended Index exists, the amount you receive at maturity or upon redemption of the ETNs linked to that Index will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. Substantially all disclosure in this pricing supplement regarding the Indices, including their make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index underlying your ETNs and the index sponsor of that Index. The index sponsors have no obligation to consider your interests as a holder of the ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed each series of the ETNs on NYSE Arca, a trading market for any series of ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to optional redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, optional redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any optional redemption date.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on an optional redemption date. You may only redeem your ETNs on an optional redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable optional redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. Additionally, if an automatic termination event occurs after we receive your notice of redemption but prior to the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and we will automatically redeem your ETNs on the automatic redemption date at an amount equal to the applicable automatic redemption value. See “Specific Terms of the ETNs—Optional Redemption Procedures” in this pricing supplement for more information.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following an Automatic Termination Event on Any Calendar Day, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Automatic Redemption Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event with respect to that ETN has occurred or is continuing on such valuation date. In no event, however, will a valuation date be postponed by more than five trading days. As a result, the maturity date or an optional redemption date for a series of ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.

Similarly, if the calculation agent is prevented from determining the automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event, the calculation agent may determine the automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the relevant Index and will determine the automatic redemption value prior to the close of trading on the fifth trading day. Notwithstanding the occurrence of a market disruption event, the automatic redemption value (a) shall not be greater than the applicable automatic termination level and (b) shall not be less than $0 per ETN. See also “If a Series of ETNs Is Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Decrease in the Level of the Underlying Index”.

The Market Value of Each Series of ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the equity securities included in the Index underlying a series of ETNs and that Index will affect the market value of those ETNs more than any other factors. Several other factors, many of which are beyond our control, will influence the market value of a series of ETNs. Factors that may influence the market value of a series of ETNs include:

•

prevailing market prices and forward volatility levels of the stock markets on which the equity securities included in the underlying Index are listed or traded, the equity securities included in the underlying Index, and prevailing market prices of options on the underlying Index or any other financial instruments related to the underlying Index;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•

economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the stock markets on which the equity securities included in the underlying Index are listed or traded, the equity securities included in the underlying Index, and the underlying Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Historical Levels of the Indices Should Not Be Taken as an Indication of the Future Performance of the Indices During the Term of the ETNs

It is impossible to predict whether any Index will rise or fall. The actual performance of the Index underlying your ETNs over the term of the ETNs, as well as the amount payable at maturity, may bear little relation to the historical level of that Index.

You Will Not Benefit from Any Decrease in the Level of the Index Underlying Your ETNs If Such Decrease Is Not Reflected in the Level of that Index on the Applicable Valuation Date

If the Index underlying your ETNs does not decrease by an amount sufficient to offset the effect of the daily investor fee and the daily index borrow cost between the initial valuation date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon optional redemption. This will be true even if the level of that Index as of some date or dates prior to the applicable valuation date would have been sufficiently low to provide the ETNs with a valuation equal to or greater than the principal amount of those ETNs.

If a Series of ETNs Is Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Decrease in the Level of the Underlying Index

If, on any calendar day, the intraday indicative note value of any series of ETNs becomes less than or equal to the applicable automatic termination level, an automatic termination event will be deemed to have occurred and that series of ETNs will be automatically redeemed. Following the occurrence of an automatic termination event, you will not benefit from any subsequent decrease in the level of the underlying Index even if such decrease occurs prior to the automatic redemption date. Instead, you will receive a payment on the automatic redemption date equal to the automatic redemption value, which will not be greater than the applicable automatic termination level, nor less than $0 per ETN. In addition, if a market disruption event occurs and the calculation agent makes a good faith estimate of the automatic redemption value, in the manner described in “If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following an Automatic Termination Event, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Automatic Redemption Value or the Maturity Date or a Redemption Date”, your payment on the automatic redemption date will not be greater than the applicable automatic termination level, even if the intraday indicative note value of the relevant ETNs is greater than the applicable amount, even substantially so, following the resolution of the relevant market disruption event.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

You Will Not Receive Interest Payments on the ETNs

You will not receive any periodic interest payments on your ETNs. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Equity Securities Underlying Any of the Indices or Instruments Linked to the Indices or to the Equity Securities Underlying the Indices May Also Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Automatic Redemption Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling equity securities underlying the Indices or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices and the equity securities underlying the Indices, or we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of those instruments and, therefore, the levels of the Indices, the market value of the applicable series of ETNs, the intraday indicative note value of the applicable series of ETNs and/or, upon the occurrence of an automatic termination event, the automatic redemption value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the Indices or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices or the equity securities underlying the Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the level of the Indices, the market price of those instruments and, therefore, the market value of the ETNs and/or the intraday indicative note values, which could trigger the occurrence of an automatic termination event. In addition, we would expect to continue to engage in these activities from the occurrence of an automatic termination event to the time at which the calculation agent determines the automatic redemption value, and accordingly such activities could have an adverse effect on the automatic redemption value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs and/or the intraday indicative note values of the ETNs, which could trigger the occurrence of an automatic termination event.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” below for more details.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the equity securities included in the Indices, futures or options on the equity securities included in the Indices or the Indices, or other derivative instruments with returns linked to the performance of the equity securities included in the Indices or the Indices that are not for the account of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Indices, could be adverse to the interests of the holders of the ETNs. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the equity securities included in the Indices and equity securities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the equity securities included in the Indices and the levels of the Indices and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets. In such case, you could be required to treat amounts of gain or loss that you recognize in respect of your ETNs as short-term capital gain or loss, include the daily interest as ordinary income on a current basis and recognize short-term capital gain or loss in respect of a portion of your ETNs at any time when an adjustment is made to the underlying components of the relevant Index. Under this alternative treatment, the amount you realize upon the sale, redemption or maturity of your ETNs would not be reduced by the index borrow cost and dividends that you would be deemed to pay. Although you may be entitled to deduct some or all of these amounts on a current basis under this characterization of the ETNs, the deductibility of such amounts is subject to limitations. Even if you are not treated as the owner of a leveraged short position in the underlying components of the relevant Index, it is possible that you could be required to include all or a portion of the daily interest as an item of ordinary income, either upon the sale, redemption or maturity of the ETNs or over the term of your ETNs, even though you will not receive any payments from us until the redemption or maturity of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Supplemental U.S. Federal Income Tax Considerations” below.

Additional Risk Associated with the Russell 2000 ETNs

An Investment in the Russell 2000 ETNs Will Be Subject to Risks Associated with Small Capitalization Stocks

The Russell 2000 Index tracks the performance of stock issued by companies with relatively small market capitalization. The stock prices of companies with relatively small market capitalization may be more volatile than stock prices of relatively large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger capitalization companies. These small capitalization companies tend to be less well-established than large market capitalization companies. Therefore, if you invest in the Russell 2000 ETNs, your payment at maturity or redemption may be affected as a result of these factors.

Additional Risks Associated with the MSCI ETNs

An Investment in the MSCI ETNs Will Be Subject to Risks Associated with Non-U.S. Securities Markets

The equity securities that compose the MSCI Indices have been issued by non-U.S. companies. Investments in securities linked to the values of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

Furthermore, the EM Index, which underlies the MSCI EM ETNs, tracks the performance of certain specified companies in certain emerging markets. The economies of emerging market countries in particular face several concerns, including the relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Some or all of the foregoing factors may influence the closing levels of the MSCI Indices. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of the MSCI Indices based on their historical performance. The value of either or both of the MSCI Indices may increase such that you may not receive any return of your investment. There can be no assurance that the closing levels of the MSCI Indices will not increase, or will not decrease sufficiently, so that at maturity or redemption you will not lose some or all of your investment.

An Investment in the MSCI ETNs Will Be Subject to Currency Exchange Risk

Because the prices of the non-U.S. equity securities included in the MSCI Indices are converted into U.S. dollars for the purposes of calculating the value of the MSCI Indices, the holders of the MSCI ETNs will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities composing the MSCI Indices trade. An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the non-U.S. equity securities composing the MSCI Indices denominated in each such currency. If, taking into account such weighting, the U.S. dollar weakens against such currencies, the value of the relevant MSCI Indices may be affected and the payment at maturity or upon redemption of the relevant MSCI ETNs may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Changes in the Volatility of Exchange Rates, and the Correlation Between Those Rates and the Values of the MSCI Indices are Likely To Affect the Market Value of the MSCI ETNs

The exchange rate between the U.S. dollar and each of the currencies in which the non-U.S. equity securities included in the MSCI Indices are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies—the particular currency in which an equity security included in the MSCI Indices and the U.S. dollar. This exchange rate reflects the amount of the particular currency in which an equity security included in one of the MSCI Indices is denominated that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to the particular currency in which that equity security is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies in which the non-U.S. equity securities composing the MSCI Indices are denominated refers to the size and frequency of changes in that exchange rate.

Because the MSCI Indices are calculated, in part, by converting the closing prices of the non-U.S. equity securities composing the MSCI Indices into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which those non-U.S. equity securities are denominated could affect the market value of the MSCI ETNs and the payment you receive at maturity or redemption.

The correlation of the exchange rate between the U.S. dollar and each of the currencies in which the non-U.S. equity securities composing the Index are denominated and the value of the Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the value of the MSCI Indices. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies in which the non-U.S. equity securities composing the MSCI Indices are denominated and the percentage changes in the value of the MSCI Indices could affect the value of your MSCI ETNs and the payment you receive at maturity or redemption.

The MSCI ETNs Will Be Subject to Significant Movements in Underlying Foreign Exchange and Equity Markets Outside of the Hours During Which the MSCI ETNs are Traded on the NYSE Arca

The equity markets of the countries tracked by each of the MSCI Indices are located outside the United States and many outside of North America and, therefore, are open for trading in different time zones around the world. Significant price and currency exchange rate movements may take place in the underlying foreign exchange and equity markets during hours when the MSCI ETNs are not traded on the NYSE Arca, and those movements may be reflected in the market value of the MSCI ETNs when trading of the MSCI ETNs commences on the NYSE Arca.

In addition, the terms of the ETNs provide that an automatic termination event will occur, meaning that we will automatically redeem a series of ETNs (in whole only, but not in part) if, on any calendar day prior to or on the final valuation date, the intraday indicative note value for that series is less than or equal to the applicable automatic termination level. In the case of the MSCI ETNs, because the equity markets of the countries tracked by each of the MSCI Indices are open for trading in different time zones around the world and the intraday indicative note values of the MSCI ETNs will be calculated by the calculation agent outside of the hours during which the MSCI ETNs are traded on the NYSE Arca, it is possible that an automatic termination event may occur outside of the hours during which the MSCI ETNs are traded on the NYSE Arca.

THE INDICES

We have derived substantially all information contained in this pricing supplement regarding each Index, including, without limitation, its make up, its method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the index sponsors.

The S&P 500 Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”). The Russell Indices were developed by Frank Russell Company (“Russell”) and are calculated, maintained and published by Russell. The MSCI Indices are part of the “MSCI Global Investable Market Indices” calculated and maintained by MSCI, Inc. (“MSCI”). In this pricing supplement, we refer to S&P, Russell and MSCI collectively as the “index sponsors”. In connection with any offering of ETNs, neither we nor any of our agents or dealers have participated in the preparation of the information described in the first paragraph of this section or made any due diligence inquiry with respect to the index sponsors. Neither we nor any of our agents or dealers makes any representation or warranty as to the accuracy or completeness of such information or any other publicly available information regarding the Indices or the index sponsors.

You, as an investor in the ETNs, should make your own investigation into any Index and the index sponsors. The index sponsors are not involved in any offer of ETNs in any way and have no obligation to consider your interests as a holder of the ETNs. The index sponsors have no obligation to continue to publish any of the Indices and may discontinue or suspend publication of any Index at any time in their sole discretion.

Historical performance of the Indices is not an indication of future performance. Future performance of the Indices may differ significantly from historical performance, either positively or negatively.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

S&P 500 Total Return Index

The S&P 500® Total Return Index™ (the “S&P 500 Index”) is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The S&P 500 Index to which the S&P 500 ETNs are linked is the total return version of the S&P 500® Index. The daily calculation of the level of the S&P 500® Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is reported by Bloomberg under the ticker symbol “SPXT <Index>”.

Differences Between the S&P 500® Total Return Index™ and the S&P 500® Index

The total return version of the S&P 500® Index is calculated in the same manner as the S&P 500® Index as described below; however, the difference between the S&P 500® Index and the total return version of such index is that the S&P 500® Index reflects changes in the prices of its underlying stocks, while the total return version to which the S&P 500 ETNs are linked reflects changes in both changes in stock prices and the reinvestment of the dividend income from its underlying stocks.

Specifically, in calculating the total return version, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return version of the S&P 500 Index reflects both ordinary and special dividends for purposes of calculating the reinvestment of dividend income.

Composition of the S&P 500® Index

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$4.0 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the S&P 500® Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

Computation of the S&P 500® Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P 500® Index. With a float-adjusted index, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500® Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500® Index’s calculation. In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares held in a trust to allow investors in countries outside the country of domicile (such as ADRs and Canadian exchangeable shares), shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December. Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the S&P 500® Index is the quotient of (1) the total float-adjusted market capitalization of the S&P 500® Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500® Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require adjustments to the index divisor.

Additional information on the S&P 500® Index is available on the following website: http://www.standardandpoors.com.

Historical Performance of the S&P 500 Index

The following table and graph illustrate the performance of the S&P 500 Index since December 30, 1988 and January 4, 1988, respectively. The S&P 500 Index was launched on January 4, 1988. The historical performance of the S&P 500 Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the S&P 500 Index will decrease sufficiently to cause holders of the S&P 500 ETNs to receive a payment at maturity or upon optional redemption equal to or in excess of the principal amount of such S&P 500 ETNs.

Date	Level of the S&P 500 Index
December 30, 1988	288.12
December 29, 1989	379.41
December 31, 1990	367.63
December 31, 1991	479.63
December 31, 1992	516.18
December 31, 1993	568.20
December 30, 1994	575.71
December 29, 1995	792.04
December 31, 1996	973.90
December 31, 1997	1,298.82
December 31, 1998	1,670.01
December 31, 1999	2,021.40
December 29, 2000	1,837.37
December 31, 2001	1,618.98
December 31, 2002	1,261.18
December 31, 2003	1,622.94
December 31, 2004	1,799.55
December 30, 2005	1,887.94
December 29, 2006	2,186.13
December 31, 2007	2,306.23
December 31, 2008	1,452.98
December 31, 2009	1,837.50
December 31, 2010	2,114.29
June 30, 2011	2,241.66

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

License Agreement Regarding S&P 500 Index

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P 500 Index in connection with certain securities, including the notes and warrants. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

Disclaimer Regarding S&P 500 Index

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the securities. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “500” are registered trademarks of Standard & Poor’s Financial Services, LLC, and have been licensed for use by Barclays Bank PLC. The securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the securities.

Russell Indices

All information regarding the Russell Indices set forth in this index supplement reflects the policies of, and is subject to change by, Russell. The Russell Indices were developed by Russell and are calculated, maintained and published by Russell. The Russell 1000® Total Return Index (the “Russell 1000 Index”) is reported by Bloomberg under the ticker symbol “RU10INTR <Index>”, and the Russell 2000® Total Return Index (the “Russell 2000 Index”) is reported by Bloomberg under the ticker symbol “RU20INTR <Index>”.

The Russell 1000 Index and the Russell 2000 Index are designed to track the performance of the large capitalization and small capitalization segments, respectively, of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”) the Russell 1000 Index comprises the 1,000 largest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000 and represented, as of June 30, 2011, approximately 92% of its total market capitalization. The Russell 2000 Index comprises the 2,000 smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 300 and represented, as of June 30, 2011, approximately 10% of its total market capitalization. The Russell 3000, in turn comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of June 30, 2011, approximately 98% of the investable U.S. equity market.

Differences Between the Price Return and the Total Return Versions of the Russell Indices

The Russell Indices are total return versions and are calculated in the same manner as the price return versions of the Russell 1000® Index and the Russell 2000® Index as described below; however, the difference between the price return versions and the total return versions of such indices is that the price return versions reflect changes in the prices of their underlying stocks, while the total return versions to which the Russell ETNs are linked reflect changes in both changes in stock prices and the reinvestment of the dividend income from their underlying stocks.

Selection of Stocks Underlying the Russell Indices

Security inclusion criteria

Below are the requirements to be eligible for inclusion in the Russell 3000, and, consequently, the Russell Indices:

•

U.S. company. Each company eligible for inclusion must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location in, and also trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), the company is assigned to its country of incorporation. If any of the three factors is not the same, Russell then defines three Home Country Indicators (“HCIs”). The HCIs are as follows: (1) Country of incorporation; (2) Country of headquarters; and (3) Country of the most liquid exchange as defined by 2-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. (For purposes of this “Russell Indices” section only, “trading day” is used as used in the methodology documents of the Russell Indices). If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands.

•

Trading requirements. All securities eligible for inclusion in the Russell Indices must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.

•

Minimum closing price. Stocks must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell Indices during annual reconstitution or during initial public offering (IPO) eligibility. If an existing member stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization.

•	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Russell Indices.

•

Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.

•

Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell Indices. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are not eligible for inclusion.

•

Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Russell Indices, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will take effect the Friday prior.

Market capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell Indices, is total market capitalization. Total market capitalization is determined by multiplying total outstanding shares by the market price as of the last trading day in May for those securities being considered at annual reconstitution. IPO eligibility is determined each quarter.

•

Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

•

Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Russell Indices.

Capitalization adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 1000 Index and the Russell 2000 Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

•

Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if they are greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds, unless these firms have a direct relationship to the company, such as board representation.

•	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

•

Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate actions affecting the Russell Indices

Changes to all Russell U.S. indices, including the Russell Indices, are made when an action is final.

•

“No replacement” rule. Securities that leave the Russell Indices, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell Indices over a year may fluctuate according to corporate activity.

•	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell Indices.

•

Re-incorporations. Members of the Russell Indices that are re-incorporated to another country but continue to trade in the U.S. will be reviewed for eligibility at the next reconstitution. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Russell Indices and placed in the appropriate country within the Russell Global Index. Companies that re-incorporate to the U.S. during the year will be reviewed for eligibility at the next reconstitution.

•

Re-classifications of shares (primary vehicles). The primary vehicle share class will not be assessed or changed outside of reconstitution unless the existing share class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.

•

Rights offerings. Rights offered to shareholders are reflected in the Russell Indices the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

•

Changes to shares outstanding. Changes to shares outstanding due to buybacks (including Dutch Auctions), secondary offerings, merger activity with a non-member of the Russell Indices and other potential changes are updated at the end of the month (with the sole exception of June) in which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

•

Spin-offs. The only additions between reconstitution dates are as a result of spin-offs and IPOs. Spin-off companies are added to the Russell Indices if warranted by the market capitalization of the spin-off company.

•

Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined that the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell Indices, will be increased simultaneously.

•

Delisting. Only companies listed on U.S. exchanges are included in the Russell Indices. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Russell Indices.

•

Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell Indices at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell Indices, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

•

Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

•

Dividends. Gross dividends are included in the daily total return calculation of the Russell Indices based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as all cash.

•

Halted securities. Halted securities are not removed from the Russell Indices until the time they are actually delisted from the exchange. If a security is halted, it remains in the Russell Indices at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell Indices is available on the following website: http://www.russell.com.

Historical Performance of the Russell 1000 Index

The following table and graph illustrate the performance of the Russell 1000 Index since December 30, 1988 and January 4, 1988, respectively. The Russell 1000 Index was created in 1984. The historical performance of the Russell 1000 Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Russell 1000 Index will decrease sufficiently to cause holders of the Russell 1000 ETNs to receive a payment at maturity or upon optional redemption equal to or in excess of the principal amount of such Russell 1000 ETNs.

Date	Level of the Russell 1000 Index
December 30, 1988	443.32
December 29, 1989	578.22
December 31, 1990	553.88
December 31, 1991	736.87
December 31, 1992	802.68
December 31, 1993	884.37
December 30, 1994	887.81
December 29, 1995	1,223.11
December 31, 1996	1,497.66
December 31, 1997	1,989.67
December 31, 1998	2,527.35
December 31, 1999	3,055.86
December 29, 2000	2,817.84
December 31, 2001	2,467.03
December 31, 2002	1,932.85
December 31, 2003	2,510.60
December 31, 2004	2,796.92
December 30, 2005	2,972.17
December 29, 2006	3,431.69
December 31, 2007	3,629.84
December 31, 2008	2,265.14
December 31, 2009	2,909.18
December 31, 2010	3,377.48
June 30, 2011	3,592.61

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Performance of the Russell 2000 Index

The following table and graph illustrate the performance of the Russell 2000 Index since December 30, 1988 and January 4, 1988, respectively. The Russell 2000 Index was created in 1984. The historical performance of the Russell 2000 Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Russell 2000 Index will decrease sufficiently to cause holders of the Russell 2000 ETNs to receive a payment at maturity or upon optional redemption equal to or in excess of the principal amount of such Russell 2000 ETNs.

Date	Level of the Russell 2000 Index
December 30, 1988	477.78
December 29, 1989	555.48
December 31, 1990	447.29
December 31, 1991	653.24
December 31, 1992	773.50
December 31, 1993	919.53
December 30, 1994	902.76
December 29, 1995	1,159.60
December 31, 1996	1,350.87
December 31, 1997	1,652.97
December 31, 1998	1,610.90
December 31, 1999	1,953.31
December 29, 2000	1,894.30
December 31, 2001	1,941.39
December 31, 2002	1,543.73
December 31, 2003	2,273.20
December 31, 2004	2,689.86
December 30, 2005	2,812.35
December 29, 2006	3,328.90
December 31, 2007	3,276.77
December 31, 2008	2,169.65
December 31, 2009	2,759.18
December 31, 2010	3,500.15
June 30, 2011	3,717.36

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

License Agreement Regarding Russell Indices

Barclays Bank PLC has entered into a non-exclusive license agreement with Russell whereby we, in exchange for a fee, are permitted to use the Russell 1000 Index and the Russell 2000 Index and their related trademarks in connection with certain securities, including the Russell ETNs. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

Disclaimer Regarding Russell Indices

The Russell ETNs are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Russell ETNs or any member of the public regarding the advisability of investing in securities generally or in the Russell ETNs particularly or the ability of the Russell Indices to track general stock market performance or a segment of the same. Russell’s publication of the Russell Indices in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell Indices are based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell Indices which are determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Russell ETNs. Russell is not responsible for and has not reviewed the Russell ETNs nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indices. Russell has no obligation or liability in connection with the administration, marketing or trading of the Russell ETNs.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Russell 1000® Index”, “Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Russell ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Russell ETNs.

MSCI Indices

Except as otherwise noted, all information regarding the MSCI Indices provided in this pricing supplement is derived from MSCI, Inc. (“MSCI”) or other publicly available sources. Such information reflects the policies of MSCI as stated in such sources, and such policies are subject to change by MSCI. MSCI is under no obligation to continue to publish the MSCI Indices and may discontinue publication of the MSCI Indices at any time. The MSCI EAFE® Net Total Return Index (the “EAFE Index”) is reported by Bloomberg under the ticker symbol “NDDUEAFE <Index>”, and the MSCI Emerging Markets Net Total Return Index (the “EM Index”) is reported by Bloomberg under the ticker symbol “NDUEEGF <Index>”. Each MSCI Index is calculated on a net basis, approximating the minimum possible dividend reinvestment (dividends are reinvested after deduction of withholding tax, using the maximum rate applicable to non-resident institutional investors who do not benefit from double taxation treaties).

The information in this section is intended to be a summary of the significant features of the MSCI Indices and is not a complete description.

For a detailed explanation of methodology underlying the MSCI Indices and other information about how the MSCI Indices are maintained, see the “MSCI Global Investable Market Indices Methodology”, which is available at http://www.mscibarra.com.

Composition of the EAFE Index and the EM Index

EAFE Index

The EAFE Index offers a representation of certain developed markets (Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and United Kingdom) by targeting all companies with a market capitalization within the top 85% of their investable equity universe, subject to a global minimum size requirement. The EAFE Index is composed of all of the equity securities (the “EAFE Index Components”) that are included in a group of individual country indices (the “EAFE Country Indices”), each of which is calculated and maintained by MSCI. The 22 EAFE Country Indices currently included in the EAFE Index are:

•	MSCI Australia Index;

•	MSCI Austria Index;

•	MSCI Belgium Index;

•	MSCI Denmark Index;

•	MSCI Finland Index;

•	MSCI France Index;

•	MSCI Germany Index;

•	MSCI Greece Index;

•	MSCI Hong Kong Index;

•	MSCI Ireland Index;

•	MSCI Israel Index;

•	MSCI Italy Index;

•	MSCI Japan Index;

•	MSCI Netherlands Index;

•	MSCI New Zealand Index;

•	MSCI Norway Index;

•	MSCI Portugal Index;

•	MSCI Singapore Index;

•	MSCI Spain Index;

•	MSCI Sweden Index;

•	MSCI Switzerland Index; and

•	MSCI United Kingdom Index.

The following table shows, as of June 30, 2011, (1) the jurisdictions in which the securities’ issuers must be incorporated and the exchanges on which the securities must trade to be eligible for inclusion in each EAFE Country Index, (2) the number of components in each EAFE Country Index, (3) the market capitalization of each EAFE Country Index and (4) the combined weighting of the components of each EAFE Country Index in the EAFE Index:

EAFE Country Indices as of June 30, 2011

EAFE Country Index	Jurisdiction	Securities Exchange	Number of Components	Market Capitalization ($ millions)	Weighting in EAFE Index
MSCI Australia Index	Commonwealth of Australia	Australian Stock Exchange (ASX)	71	990,406.68	8.62%
MSCI Austria Index	Republic of Austria	Vienna Stock Exchange (Wiener Börse)	8	38,956.78	0.34%
MSCI Belgium Index	Kingdom of Belgium	Euronext Brussels	13	109,842.25	0.96%
MSCI Denmark Index	Kingdom of Denmark	OMX Copenhagen	13	121,663.18	1.06%
MSCI Finland Index	Republic of Finland	OMX Helsinki	17	111,970.83	0.97%
MSCI France Index	French Republic	Euronext Paris	75	1,201,790.72	10.46%
MSCI Germany Index	Federal Republic of Germany	Frankfurt Stock Exchange (Deutsche Börse)	52	1,038,345.38	9.04%
MSCI Greece Index	Hellenic Republic	Athens Stock Exchange	8	25,745.37	0.22%
MSCI Hong Kong Index	Hong Kong Special Administrative Region	Hong Kong Stock Exchange	41	312,766.98	2.72%
MSCI Ireland Index	Republic of Ireland	Irish Stock Exchange	4	29,196.49	0.25%
MSCI Israel Index	State of Israel	Tel Aviv Stock Exchange	14	81,202.96	0.71%
MSCI Italy Index	Italian Republic	Milan Stock Exchange (Borsa Italiana)	30	318,151.30	2.77%
MSCI Japan Index	Japan	Tokyo Stock Exchange	319	2,302,311.23	20.03%
MSCI Netherlands Index	Kingdom of the Netherlands	Euronext Amsterdam	22	288,774.34	2.51%
MSCI New Zealand Index	New Zealand	New Zealand Exchange	5	13,693.17	0.12%
MSCI Norway Index	Kingdom of Norway	Oslo Stock Exchange (Oslo Børs)	11	104,540.88	0.91%
MSCI Portugal Index	Portuguese Republic	Euronext Lisbon	8	30,050.02	0.26%
MSCI Singapore Index	Republic of Singapore	Singapore Exchange	32	197,335.18	1.72%
MSCI Spain Index	Kingdom of Spain	Spanish Stock Exchanges (Bolsa de Madrid, Bolsa de Barcelona, Bolsa de Valencia, Bolsa de Bilbao)	27	413,354.32	3.60%
MSCI Sweden	Kingdom of Sweden	OMX Stockholm	33	360,105.24	3.13%
MSCI Switzerland Index	Swiss Confederation	SWX Swiss Exchange	37	959,082.29	8.35%
MSCI United Kingdom Index	United Kingdom of Great Britain and Northern Ireland	London Stock Exchange	104	2,442,655.57	21.26%
		Total	944	11,491,941.16	100.00%

EM Index

The EM Index offers a representation of certain emerging markets (Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey) by targeting all companies with a market capitalization within the top 85% of their investable equity universe, subject to a global minimum size requirement. The EM Index is composed of all of the equity securities (the “EM Index Components” and, together with the EAFE Index Components, the “Index Components”) that are included in a group of individual country indices (the “EM Country Indices” and, together with the EAFE Country Indices, the “Country Indices”), each of which is calculated and maintained by MSCI. The 21 EM Country Indices currently included in the EM Index are:

•	MSCI Brazil Index;

•	MSCI Chile Index;

•	MSCI China Index;

•	MSCI Colombia Index;

•	MSCI Czech Republic Index;

•	MSCI Egypt Index;

•	MSCI Hungary Index;

•	MSCI India Index;

•	MSCI Indonesia Index;

•	MSCI Korea Index;

•	MSCI Malaysia Index;

•	MSCI Mexico Index;

•	MSCI Morocco Index;

•	MSCI Peru Index;

•	MSCI Philippines Index;

•	MSCI Poland Index;

•	MSCI Russia Index;

•	MSCI South Africa Index;

•	MSCI Taiwan Index;

•	MSCI Thailand Index; and

•	MSCI Turkey Index.

The following table shows, as of June 30, 2011, (1) the jurisdictions in which the securities’ issuers must be incorporated and the exchanges on which the securities must trade to be eligible for inclusion in each EM Country Index, (2) the number of components in each EM Country Index, (3) the market capitalization of each EM Country Index and (4) the combined weighting of the components of each EM Country Index in the EM Index:

EM Country Indices as of June 30, 2011

EM Country Index	Jurisdiction	Securities Exchange	Number of Components	Market Capitalization ($ millions)	Weighting in EM Index
MSCI Brazil Index	Federative Republic of Brazil	Sao Paulo Stock Exchange	83	618,263.09	15.53%
MSCI Chile Index	Republic of Chile	Santiago Stock Exchange	18	67,765.47	1.70%
MSCI China Index	People’s Republic of China	Shanghai Stock Exchange	147	690,598.30	17.34%
MSCI Colombia Index	Republic of Colombia	Colombian Stock Exchange	9	33,333.81	0.84%
MSCI Czech Republic Index	Czech Republic	Prague Stock Exchange	3	14,936.58	0.38%
MSCI Egypt Index	Arab Republic of Egypt	Cairo & Alexandria Stock Exchanges	9	13,490.55	0.34%
MSCI Hungary Index	Republic of Hungary	Budapest Stock Exchange	4	16,818.85	0.42%
MSCI India Index	Republic of India	National Stock Exchange of India	72	293,217.49	7.36%
MSCI Indonesia Index	Republic of Indonesia	Jakarta Stock Exchange	25	103,515.48	2.60%
MSCI Korea Index	Republic of Korea	Korea Exchange	104	587,513.41	14.75%
MSCI Malaysia Index	Malaysia	Malaysia Stock Exchange	42	125,496.35	3.15%
MSCI Mexico Index	Mexico	Mexican Stock Exchange	23	175,317.15	4.40%
MSCI Morocco Index	Kingdom of Morocco	Casablanca Stock Exchange	3	6,136.31	0.15%
MSCI Peru Index	Republic of Peru	Lima Stock Exchange	3	18,653.48	0.47%
MSCI Philippines Index	Republic of the Philippines	Philippine Stock Exchange	15	22,058.31	0.55%
MSCI Poland Index	Republic of Poland	Warsaw Stock Exchange	21	67,773.21	1.70%
MSCI Russia Index	Russian Federation	MICEX Stock Exchange	27	271,726.17	6.82%
MSCI South Africa Index	Republic of South Africa	Johannesburg Stock Exchange	49	290,668.04	7.30%
MSCI Taiwan Index	Taiwan	Taiwan Stock Exchange	123	443,039.04	11.13%
MSCI Thailand Index	Thailand	Stock Exchange of Thailand	22	66,761.58	1.68%
MSCI Turkey Index	Republic of Turkey	Istanbul Stock Exchange	22	55,147.90	1.38%
		Total	824	3,982,230.60	100.00%

Selection of Index Components in Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance and income from dividend payments, of equity securities in the country it represents.

The components of each Country Index were formerly selected by MSCI from among the universe of securities eligible for inclusion in the Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investability criteria (as noted above, for a more detailed discussion of such criteria, see the “MSCI Global Investable Market Indices Methodology”, which is available at www.mscibarra.com). Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level—so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion—but will still be subject to liquidity, foreign investment restrictions and other investability adjustments. MSCI defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the MSCI Indices

The performance of the EAFE Index on any given day represents the weighted performance of all of the EAFE Index Components included in all of the constituent EAFE Country Indices. Each EAFE Index Component in the EAFE Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the EAFE Index Components included in all of the EAFE Country Indices.

Similarly, the performance of the EM Index on any given day represents the weighted performance of all of the EM Index Components included in all of the constituent EM Country Indices. Each EM Index Component in the EM Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the EM Index Components included in all of the EM Country Indices.

Maintenance of and Changes to the Country Indices and the MSCI Indices

MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the indices.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the MSCI Indices falls into three broad categories:

•	semi-annual reviews, which occur each May and November and involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•	quarterly reviews, which occur each February and August and focus on significant changes in the market since the last semi-annual review; and

•

ongoing event-related changes, which are generally reflected in the indices at the time of the event and include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the foreign exchange rates published by WM/Reuters at 4:00 p.m., London time. MSCI uses WM/Reuters rates for all developed and emerging markets.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM/Reuters rates are not available, or if MSCI determines that the WM/Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

Historical Performance of the EAFE Index

The following table and graph illustrate the performance of the EAFE Index since December 29, 2000. The EAFE Index was launched on December 29, 2000. The historical performance of the EAFE Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the EAFE Index will decrease sufficiently to cause holders of the MSCI EAFE ETNs to receive a payment at maturity or upon optional redemption equal to or in excess of the principal amount of such MSCI EAFE ETNs.

Date	Level of the EAFE Index
December 29, 2000	2,867.65
December 31, 2001	2,252.75
December 31, 2002	1,893.66
December 31, 2003	2,624.35
December 31, 2004	3,155.70
December 30, 2005	3,582.84
December 29, 2006	4,526.58
December 31, 2007	5,032.19
December 31, 2008	2,849.30
December 31, 2009	3,754.70
December 31, 2010	4,045.69
June 30, 2011	4,247.00

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Performance of the EM Index

The following table and graph illustrate the performance of the EM Index since December 29, 2000. The EM Index was launched on December 29, 2000. The historical performance of the EM Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the EM Index will decrease sufficiently to cause holders of the MSCI EM ETNs to receive a payment at maturity or upon optional redemption equal to or in excess of the principal amount of such MSCI EM ETNs.

Date	Level of the EM Index
December 29, 2000	100.00
December 31, 2001	97.39
December 31, 2002	91.38
December 31, 2003	142.38
December 31, 2004	178.76
December 30, 2005	239.54
December 29, 2006	316.60
December 31, 2007	441.29
December 31, 2008	205.94
December 31, 2009	367.62
December 31, 2010	437.02
June 30, 2011	440.84

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

License Agreement Regarding MSCI Indices

We have entered into a non-exclusive license agreement with MSCI whereby we, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the notes. We are not affiliated with MSCI; the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

Disclaimer Regarding MSCI Indices

THE MSCI ETNS ARE NOT SPONSORED OR ENDORSED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI ETNS ARE NOT SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE MSCI ETNS OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE MSCI ETNS PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE MSCI ETNS OR TO BARCLAYS BANK PLC OR ANY OWNER OF THE MSCI ETNS. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF BARCLAYS BANK PLC OR OWNERS OF THE MSCI ETNS INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE MSCI ETNS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE MSCI ETNS ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE MSCI ETNS IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT. NOTWITHSTANDING THE FOREGOING, CERTAIN AFFILIATES OF MSCI MAY ACT AS DEALERS IN CONNECTION WITH THE SALE OF THE MSCI ETNS AND, AS SUCH, MAY SELL OR PROMOTE THE MSCI ETNS OR MAY BE INVOLVED IN THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE MSCI ETNS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY

OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the MSCI ETNs, nor any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the MSCI ETNs without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

MODIFICATIONS TO THE INDICES

An index sponsor may revise the method of calculating any of its Indices or other matters as described above. The effect of any such changes is described below under “Specific Terms of the ETNs—Discontinuance, Modification or Unavailability of an Index”. An index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

If an index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, that index sponsor will calculate the level of the affected Index based on the closing prices published by the exchange or, if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in such Index. If an exchange fails to open due to unforeseen circumstances, such Index will use the prior day’s closing prices. If all exchanges fail to open, an index sponsor may determine not to publish the affected Index for that day.

VALUATION OF THE ETNs

The market value of the ETNs will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of a series of ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the stock markets on which the equity securities included in the Index underlying that series of ETNs are traded, the equity securities included in the underlying Index, and prevailing market prices of options on the underlying Index or any other financial instruments related to the underlying Index; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the ETNs; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the stock markets on which the equity securities included in the Index underlying that series of ETNs are traded, the equity securities included in the underlying Index, and the underlying Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Note Value

An “intraday indicative note value” meant to approximate the intrinsic economic value of each series of ETNs will be calculated by the calculation agent on an ongoing basis from the initial valuation date to the final valuation date. During the hours on which trading is generally conducted on the NYSE Arca, NYSE Arca or a successor will calculate and publish the intraday indicative note value every 15 seconds via the facilities of the Consolidated Tape Association. The ticker symbols for the intraday indicative value of each series of ETNs are as follows:

•	S&P 500 ETNs: SFSA.IV

•	Russell 1000 ETNs: ROSA.IV

•	Russell 2000 ETNs: RTSA.IV

•	MSCI EAFE ETNs: MFSA.IV

•	MSCI EM ETNs: EMSA.IV

In connection with any series of ETNs, we use the term “intraday indicative note value” to refer to the value, per ETN, at any point in time until maturity or redemption of the ETNs as determined based on the following equation:

Intraday Indicative Note Value = T-Bill Amount on the immediately preceding calendar day - Intraday Short Index Amount; provided that if such calculation results in a negative value, the Intraday Indicative Note Value will be $0;

where:

T-Bill Amount = The applicable T-Bill amount of the ETNs as described in this pricing supplement.

Intraday Short Index Amount = The applicable intraday short index amount of the ETNs as described in this pricing supplement.

The intraday indicative note value, as calculated by the calculation agent, will be used to determine whether an automatic termination event has occurred as described in “Specific Terms of the ETNs—Payment Upon the Occurrence of an Automatic Termination Event”. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Furthermore, as the intraday indicative note value is calculated using the T-Bill amount through the close of the immediately preceding calendar day, the intraday indicative note value calculated at any given time will not reflect the applicable daily investor fee, daily index borrow cost and daily interest that may have accrued over the course of the calendar day on which such intraday indicative note value is calculated. Published Index levels from the respective index sponsors may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the relevant Index and therefore the intraday indicative note value for the ETNs. The actual trading price of the ETNs may be different from their intraday indicative note value.

As discussed in “Specific Terms of the ETNs—Payment Upon Optional Redemption at the Holder’s Election”, you may, subject to certain restrictions, choose to redeem your ETNs on any optional redemption date during the term of the ETNs. If you redeem your ETNs on a particular optional redemption date, you will receive a cash payment on such date in an amount equal to the closing indicative note value on the applicable valuation date. You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any optional redemption date. The optional redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their closing indicative note value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Participation

Each series of ETNs is designed to target a multiple equal to the initial leverage factor times the inverse performance of the Index to which those ETNs are linked over the term of those ETNs, less the accrued investor fee and accrued index borrow cost plus accrued interest. This target is achieved by linking the payment upon maturity or redemption for each ETN to the value of a notional leveraged “short” position in the Index underlying those ETNs. Specifically, this leveraged “short” position is reflected in the calculation of the “short index amount”, in which the applicable principal amount per ETN is multiplied by the applicable initial leverage factor. However, as the exposure of each ETN to the applicable underlying Index will not be reset during the term of the ETNs, there is likely to be a fluctuating ratio of (1) the then current value of the notional exposure per ETN to the performance of the applicable underlying Index (i.e., as reflected by the applicable intraday short index amount) relative to (2) the then current intraday indicative note value per ETN (which takes into account both the applicable intraday short index amount and the applicable T-Bill amount). Therefore, the daily or intraday return on your ETNs will reflect a variable multiple of the daily or intraday return on the inverse performance of the applicable underlying Index that is equal to the ratio of the applicable intraday short index amount relative to the applicable intraday indicative note value. See “Risk Factors—The Ratio Between the Value of Your ETNs and the Notional Exposure to the Underlying Index of Each ETN Will Fluctuate During the Term of Your ETNs” in this pricing supplement for more information.

The “participation” of each series of ETNs, which is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the applicable underlying Index relative to (2) the value of each ETN, will be calculated and published every 15 seconds by the NYSE Arca or a successor during the hours on which trading is generally conducted on the NYSE Arca. The ticker symbols for the participation of each series of ETNs are as follows:

•	S&P 500 ETNs: SFSA.PTNV

•	Russell 1000 ETNs: ROSA.PTNV

•	Russell 2000 ETNs: RTSA.PTNV

•	MSCI EAFE ETNs: MFSA.PTNV

•	MSCI EM ETNs: EMSA.PTNV

The “participation” for each series of ETNs will be calculated according to the following equation:

Participation = Intraday Short Index Amount / Intraday Indicative Note Value.

By calculating the participation in this manner, participation also serves to approximate the variable multiple of returns in the applicable underlying Index performance that will be reflected in the value of a series of ETNs on any given day.

The following are two hypothetical examples of participation calculations:

Example 1: Assuming an initial leverage factor of 3, a principal amount of $50, an intraday index performance factor of 1.05 and a T-Bill amount of $200.00:

Intraday Short Index Amount: 3 × $50.00 × 1.05 = $157.50

Intraday Indicative Note Value: $200.00 - $157.50 = $42.50

Therefore, the participation equals 3.71, which is $157.50 / $42.50.

Example 2: Assuming an initial leverage factor of 3, a principal amount of $50, an intraday index performance factor of 0.95 and a T-Bill amount of $200.00:

Intraday Short Index Amount: 3 × $50.00 × 0.95 = $142.50

Intraday Indicative Note Value: $200.00 - $142.50 = $57.50

Therefore, the participation equals 2.48, which is $142.50 / $57.50.

The participation value for each series of ETNs will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for any series of ETNs, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of any series of ETNs.

NYSE Arca Calculations

NYSE Arca is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The closing indicative note value, the intraday indicative note value and other information furnished in connection with the ETNs will be derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the closing indicative note value, the intraday indicative note value or other information furnished in connection with the ETNs. NYSE ARCA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN.

NYSE Arca and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either NYSE Arca or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the closing indicative note value, the intraday indicative note value or any data included therein, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE Arca shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the closing indicative note value, the intraday indicative note value or any data included therein, from whatever cause. NYSE Arca is not responsible for the selection of or use of the Indices or the ETNs, the accuracy and adequacy of the Indices or information used by Barclays Bank PLC and the resultant output thereof.

SPECIFIC TERMS OF THE ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

Each series of ETNs is part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception and Issuance

The ETNs were first sold on November 29, 2010, which we refer to as the “inception date”, and were first issued on December 2, 2010.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the S&P 500 ETNs and each series of Russell ETNs in denominations of $50 and each series of MSCI ETNs in denominations of $100.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the closing indicative note value of your ETNs on the final valuation date.

The “closing indicative note value” per ETN for each series of ETNs on the initial valuation date will equal the relevant principal amount per ETN. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the closing indicative note value per ETN for each series of ETNs will equal (a) the applicable T-Bill amount on such calendar day minus (b) the applicable short index amount on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0. The closing indicative note value will be published by NYSE Arca on each valuation date under the following ticker symbols: S&P 500 ETNs—SFSA.RDNV; Russell 1000 ETNs—ROSA.RDNV; Russell 2000 ETNs—RTSA.RDNV; MSCI EAFE ETNs—MFSA.RDNV; MSCI EM ETNs—EMSA.RDNV.

The “T-Bill amount” per ETN for a series of ETNs on the initial valuation date will equal the principal amount per ETN for such series plus the applicable short index amount on the initial valuation date, which sum equals $200 per ETN for the S&P 500 ETNs and each series of the Russell ETNs and $300 per ETN for each series of the MSCI ETNs. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the T-Bill amount per ETN for a series of ETNs will equal (a) the applicable T-Bill amount on the immediately preceding calendar day plus (b) the applicable daily interest minus (c) the applicable daily investor fee minus (d) the applicable daily index borrow cost. The T-Bill amount will be published by NYSE Arca on each valuation date under the following ticker symbols: S&P 500 ETNs—SFSA.TBNV; Russell 1000 ETNs—ROSA.TBNV; Russell 2000 ETNs—RTSA.TBNV; MSCI EAFE ETNs—MFSA.TBNV; MSCI EM ETNs—EMLA.TBNV.

The “short index amount” per ETN for a series of ETNs on the initial valuation date will equal the applicable initial leverage factor times the principal amount per ETN for such series, which product equals $150 per ETN for the S&P 500 ETNs and each series of the Russell ETNs and $200 per ETN for each series of the MSCI ETNs. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the short index amount per ETN for each series of ETNs will equal the product of (a) the applicable short index amount on the initial valuation date times (b) the applicable index performance factor on such calendar day. The short index amount will be published by NYSE Arca on each valuation date under the following ticker symbols: S&P 500 ETNs—SFSA.IXNV; Russell 1000 ETNs—ROSA.IXNV; Russell 2000 ETNs—RTSA.IXNV; MSCI EAFE ETNs—MFSA.IXNV; MSCI EM ETNs—EMSA.IXNV.

The “initial leverage factor” will equal (a) 3, with respect to the S&P 500 ETNs and each series of the Russell ETNs and (b) 2, with respect to each series of the MSCI ETNs.

The “index performance factor” for each series of ETNs will equal 1 on the initial valuation date. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the index performance factor for each series of ETNs will equal (a) the closing level of the Index to which those ETNs are linked on such calendar day (or, if such a calendar day is not an index business day, the closing level of the relevant Index on the immediately preceding index business day) divided by (b) the closing level of such underlying Index on the initial valuation date.

The “daily interest” per ETN for each series of ETNs on the initial valuation date will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily interest per ETN for each series of ETNs will equal the product of (a) the applicable T-Bill amount on the immediately preceding calendar day times (b) the T-Bill rate divided by (c) 365. Because the daily interest is calculated and added to the T-Bill amount on a daily basis, the net effect of the daily interest accrues over time.

The “T-Bill rate” will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

The “daily investor fee” per ETN for each series of ETNs on the initial valuation date will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily investor fee per ETN for each series of ETNs will equal the product of (a) the applicable closing indicative note value on the immediately preceding calendar day times (b) the applicable fee rate divided by (c) 365. Because the daily investor fee is calculated as part of the T-Bill amount through which it is subtracted from the closing indicative note value on a daily basis, the net effect of the daily investor fee accumulates over time and is subtracted at a rate per year equal to the applicable fee rate specified below.

The “fee rate” for each series of ETNs is as follows: 0.35% for the S&P 500 ETNs; 0.50% for each series of Russell ETNs; and 0.80% for each series of MSCI ETNs.

The “daily index borrow cost” per ETN for each series of ETNs on the initial valuation date will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the daily index borrow cost per ETN for each series of ETNs will equal the product of (a) the applicable short index amount on the immediately preceding calendar day times (b) the applicable borrow rate divided by (c) 365. Because the daily index borrow cost is calculated as part of the T-Bill amount and is subtracted from the closing indicative note value on a daily basis, the net effect of the daily index borrow cost accrues over time at a rate per year equal to the borrow rate.

The “borrow rate” for each series of ETNs is as follows: 0.50% for the S&P 500 ETNs; 1.00% for the Russell 1000 ETNs; 1.75% for the Russell 2000 ETNs; 1.75% for the MSCI EAFE ETNs; and 2.50% for the MSCI EM ETNs.

The borrow rate seeks to represent the fees that a stock lender may charge a short-seller for lending the equity securities included in the Index underlying a series of ETNs. For purposes of the ETNs, the daily index borrow cost is calculated on the basis of the value of the notionally lent equity securities. The daily index borrow cost is compounded daily and increases at the prescribed rate on a daily basis during the term of the ETNs.

A “valuation date” with respect to any series of ETNs means each trading day from November 29, 2010 to November 24, 2020, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to November 29, 2010 as the “initial valuation date” and November 24, 2020 as the “final valuation date”.

A “trading day” with respect to any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, and (3) trading is generally conducted on the markets on which the components of the Index to which that series of ETNs is linked are traded, in each case as determined by the calculation agent in its sole discretion.

An “index business day” for each Index is a day on which the index sponsor of such Index publishes a closing value for such Index.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “business day” with respect to any series of ETNs means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Payment Upon Optional Redemption At Holder’s Election

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any optional redemption date during the term of the ETNs, provided that you present at least 25,000 of the ETNs of the same series for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of the same series belonging to other investors to reach this minimum. If you choose to redeem your ETNs, you will receive a cash payment for each ETN on the applicable optional redemption date equal to the closing indicative note value on the applicable valuation date. Notwithstanding the foregoing, if an automatic termination event, as described under “—Payment Upon the Occurrence of an Automatic Termination Event”, occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the automatic redemption date as described under “—Payment Upon the Occurrence of A Automatic Termination Event”.

An “optional redemption date” for each series of ETNs is the third business day following each valuation date (other than the final valuation date). The final optional redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Optional Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any optional redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative note value facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable optional redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective, and we will not redeem your ETNs on the applicable optional redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Automatic Termination Event

A series of ETNs (in whole only, but not in part) will be redeemed automatically if, on any calendar day prior to or on the final valuation date, the intraday indicative note value of that series is less than or equal to the applicable automatic termination level.

The “automatic termination level” for each series of ETNs is as follows: For the S&P 500 ETNs and the Russell 1000 ETNs, $10.00, or 20.00% of the principal amount of such ETNs; for the Russell 2000 ETNs, $15.00, or 30.00% of the principal amount of such ETNs; for the MSCI EAFE ETNs, $37.50, or 37.50% of the principal amount of such ETNs; and for the MSCI EM ETNs, $45.00, or 45.00% of the principal amount of such ETNs.

Payment Upon the Occurrence of An Automatic Termination Event

Upon the occurrence of an automatic termination event, we will automatically redeem your ETNs on the automatic redemption date and will deliver a notice of redemption to DTC in the form attached as Annex C specifying such date. Upon such redemption, you will receive a cash payment equal to the automatic redemption value for each ETN, which shall be specified in such notice. If a market disruption event occurs and is continuing following the occurrence of an automatic termination event and the calculation agent is prevented from determining the automatic redemption value, we will deliver a notice to DTC specifying the occurrence of an automatic termination event and will deliver a separate notice to DTC to specify the automatic redemption date and the relevant automatic redemption value following the resolution of the applicable market disruption event. For more information on the determination of the automatic redemption value in this scenario, see “Market Disruption Events” below.

An “automatic termination date” for each series of ETNs is any calendar day on which an automatic termination event occurs.

An “automatic redemption date” for each series of ETNs will be the fifth business day following the automatic termination date; provided that if calculation of the automatic redemption value is postponed as a result of a market disruption event, the automatic redemption date will be the fifth business day after the automatic redemption value is calculated.

The “automatic redemption value” for each series of ETNs will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index to which such series is linked that are available as soon as practicable following the occurrence of an automatic termination event. The calculation agent will approximate the applicable intraday index performance factor on the basis of such quotations and calculate, in the manner described below under “intraday indicative note value”, a corresponding intraday indicative note value, which shall be deemed to be the automatic redemption value. The automatic redemption value shall not be greater than the applicable automatic termination level for each ETN and shall not be less than $0 per ETN.

The “intraday indicative note value” per ETN for each series of ETNs at any point in time will equal (a) the applicable T-Bill amount on the immediately preceding calendar day minus (b) the applicable intraday short index amount; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. During the hours on which trading is generally conducted on the NYSE Arca, the intraday indicative note value will be published by NYSE Arca every 15 seconds under the following ticker symbols: SFSA.IV for the S&P 500 ETNs; ROSA.IV for the Russell 1000 ETNs; RTSA.IV for the Russell 2000 ETNs; MFSA.IV for the MSCI EAFE ETNs; and EMSA.IV for the MSCI EM ETNs. As the intraday indicative note value is calculated using the T-Bill amount through the close of the immediately preceding calendar day, the intraday indicative note value calculated at any given time will not reflect the applicable daily investor fee, daily index borrow cost and daily interest that may have accrued over the course of the calendar day on which such intraday indicative note value is calculated.

The “intraday short index amount” per ETN for each series of ETNs will equal the product of (a) the applicable initial leverage factor times (b) the principal amount per ETN for such series times (c) the applicable intraday index performance factor.

The “intraday index performance factor” for each series of ETNs will equal (a) the most recently published level of the Index to which those ETNs are linked divided by (b) the closing level of such Index on the initial valuation date.

Market Disruption Events

If the calculation agent is prevented from determining the automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event, the calculation agent may determine the automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the relevant Index and will determine the automatic redemption value prior to the close of trading on the fifth trading day. Notwithstanding the occurrence of a market disruption event, the automatic redemption value shall not be greater than the applicable automatic termination level for each ETN. See also “If a Series of ETNs is Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Decrease in the Level of the Underlying Index”.

Valuation dates with respect to an ETN linked to any Index may be postponed and thus the determination of the relevant Index level may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of such Index. Any of the following will be a market disruption event with respect to the relevant Index:

•	a suspension, absence or limitation of trading in the relevant Index components constituting 20% or more, by weight, of that Index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to the relevant Index on their respective markets;

•

any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (1) effect transactions in, or obtain market values for, Index components constituting 20% or more, by weight, of that Index, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index on their respective markets;

•

the closure on any day of the primary market for futures or options contracts relating to the relevant Index or Index components constituting 20% or more, by weight, of that Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•

any scheduled trading day on which (1) the primary markets for Index components constituting 20% or more, by weight, of the relevant Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the relevant Index are traded, fails to open for trading during its regular trading session; or

•

any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the ETNs that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement;

and, in any of these events, the calculation agent determines that the event was material.

The following events will not be market disruption events:

•

a limitation on the hours or number of days of trading on which any Index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in futures or options contracts relating to the relevant Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in futures or options contracts related to the relevant Index, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to those contracts, or

•	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in futures or options contracts related to the relevant Index in the primary market for those contracts.

In addition to the market disruption events described above, a market disruption event will also occur if an index sponsor does not publish the level of an Index on an index business day or an Index is otherwise not available.

Default Amount on Acceleration

If an event of default occurs and the maturity of a series of ETNs is accelerated, we will pay the default amount in respect of the principal of that series of ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which each series of ETNs is a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for a series of ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to such ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for a series of ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the series of ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as any series of ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. If there is substantial demand for a series of ETNs, we may issue additional ETNs frequently.

Discontinuance or Modification of an Index

If an index sponsor discontinues publication of an Index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to the discontinued Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the level of the relevant Index on the applicable valuation date and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of an Index is discontinued and there is no successor index, or that the closing level of an Index is not available for any reason, on the date on which the level of that Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the relevant Index.

If the calculation agent determines that an Index or the method of calculating an Index has been changed at any time in any respect, and whether the change is made by the relevant index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of a series of ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of each series of ETNs, including at maturity or upon optional redemption or redemption arising from an automatic termination event, market disruption events, valuation dates, business days, trading days, the closing indicative note value, the T-Bill amount, the short index amount, the daily interest, the daily investor fee, the daily index borrow cost, the default amount, the maturity date, the amount payable in respect of your ETNs at maturity, upon optional redemption and upon the occurrence of an automatic termination event and any other calculations or determinations to be made by the calculation agent, including calculating the intraday indicative note value for each series of ETNs and determining whether an automatic termination event has occurred as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of a series of ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the equity securities underlying the Indices or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices and the equity securities underlying the Indices. In addition, from time to time after we issue a series of ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other derivative financial instruments linked to the underlying Index or any equity securities included in the underlying Index;

•	acquire or dispose of long or short positions in equity securities included in the underlying Index; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to a series of ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in any series of ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in any series of ETNs, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing such ETNs or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date, including closing out such hedge positions on or before the close of business on an automatic termination date after the occurrence of an automatic termination event. That step may involve sales or purchases of equity securities included in the underlying Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the underlying Index and the equity securities included in the underlying Index.

The hedging activity discussed above may affect the level of an Index and, as a consequence, adversely affect the market value of the ETNs linked to that Index from time to time and the amount payable at maturity. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the S&P 500 ETNs and the Russell 1000 ETNs should each be treated as a pre-paid executory contract with respect to the relevant Index. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat each of the Russell 2000 ETNs, the MSCI EAFE ETNs and the MSCI EM ETNs as a pre-paid executory contract with respect to the relevant Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your ETNs, and the Internal Revenue Service might assert that your ETNs should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If your ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

If your ETNs are treated as contingent debt instruments and you purchase your ETNs in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your ETNs, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your ETNs in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets. In such case, you could be required to treat amounts of gain or loss that you recognize in respect of your ETNs as short-term capital gain or loss, include the daily interest as ordinary income on a current basis and recognize short-term capital gain or loss in respect of a portion of your ETNs at any time when an adjustment is made to the underlying components of the relevant Index. Under this alternative treatment, the amount you realize upon the sale, redemption or maturity of your ETNs would not be reduced by the index borrow cost and dividends that you would be deemed to pay. Although you may be entitled to deduct some or all of these amounts on a current basis under this characterization of the ETNs, the deductibility of such amounts is subject to limitations. Even if you are not treated as the owner of a leveraged short position in the underlying components of the relevant Index, it is possible that you could be required to include all or a portion of the daily interest as an item of ordinary income, either upon the sale, redemption or maturity of the ETNs or over the term of your ETNs, even though you will not receive any payments from us until the redemption or maturity of your ETNs.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss, or that you should be required to accrue interest over the term of your ETNs. There may also be a risk that the Internal Revenue Service could assert that the ETNs should give rise to short-term capital gain or loss because the ETNs offer exposure to a short investment strategy.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, you may be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption or maturity of your ETNs at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the accrued fees.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ETNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Fund Distribution Company, a member of FINRA, to promote the ETNs and provide certain services relating to the ETNs. BlackRock Fund Distribution Company may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

In connection with the completion of the sale of the Barclays Global Investors business (“BGI business”) to BlackRock, Inc. (“BlackRock”), BlackRock Fund Distribution Company (formerly named Barclays Global Investors Fund Distribution Company) was transferred as part of the BGI business to BlackRock on December 1, 2009 and is now an indirect wholly-owned subsidiary of BlackRock. While Barclays Bank PLC has an ownership interest in BlackRock and representation on its board of directors, BlackRock is independent in ownership and governance, with no single majority stockholder and a majority of independent directors.

Conflict of Interest

Barclays Bank PLC owned 4.9% of BlackRock’s outstanding voting shares and 19.8% of the total capital stock of BlackRock outstanding immediately following the completion of the sale of the BGI business to BlackRock. As a result of this ownership interest by Barclays Bank PLC in BlackRock, BlackRock Fund Distribution Company is deemed to have a conflict of interest within the meaning of NASD Rule 2720, as administered by FINRA, in relation to this offering of ETNs. Consequently, the offering of ETNs is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). Under its agreement with Barclays Bank PLC to provide certain promotional services in respect of the ETNs as described above, BlackRock Fund Distribution Company may not act as a distributor of the ETNs or as an underwriter, broker or dealer in connection with the ETNs (except in trades in the secondary market in the ordinary course of business not related to the services provided to Barclays Bank PLC as described above), and accordingly BlackRock Fund Distribution Company is not selling the ETNs in this offering to any party or account, including to any discretionary account. For more information regarding the conflict of interest of Barclays Capital Inc. in relation to this offering, see “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

ANNEX A

NOTICE OF REDEMPTION

To: ipathredemptions@barclayscapital.com

Subject: iPath® Notice of Redemption, CUSIP No. [            ]

[BODY OF EMAIL]

Name of holder: [                    ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[insert aggregate principal amount] Global Medium-Term Notes, Series A, iPath® Exchange Traded Notes due [        ], CUSIP No. [            ] (the “ETNs”), redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative note value on the applicable valuation date, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

ANNEX C

REDEMPTION NOTICE FOR AUTOMATIC TERMINATION EVENT

To: The Depository Trust Company (DTC)

Subject: iPath® Notice of Redemption for Automatic Termination Event, CUSIP No. [            ]

Barclays Bank PLC hereby notifies DTC of the redemption of its iPath® Exchange Traded Notes due [            ], CUSIP No. [            ] (the “ETNs”) as a result of the occurrence of an automatic termination event. The ETNs will be redeemed (in whole but not in part) on [—], 20[—] (i.e., five business days after the automatic termination date), and the payment upon redemption will be $[—] per ETN (i.e., the automatic redemption value). All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the ETNs.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

C-1

BARCLAYS BANK PLC

$100,000,000 iPath® Short Extended S&P 500® TR Index ETN

$100,000,000 iPath® Short Extended Russell 1000® TR Index ETN

$100,000,000 iPath® Short Extended Russell 2000® TR Index ETN

$100,000,000 iPath® Short Enhanced MSCI EAFE® Index ETN

$100,000,000 iPath® Short Enhanced MSCI Emerging Markets Index ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

August 5, 2011

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)

Patent pending

iP-P-132-08011